UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MoneyGram Tower
1550 Utica Avenue South
Minneapolis, Minnesota 55416
April      , 2009
Dear MoneyGram Stockholder:
You are invited to attend our 2009 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Central Time on Tuesday, May 12, 2009 in Ballroom IV of the Graves 601 Hotel, located at 601 First Avenue North, Minneapolis, Minnesota.
Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.
Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of MoneyGram and for a discussion of the business to be considered at the meeting as explained in the Notice and proxy statement.
Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.
We look forward to seeing you at the meeting.
Sincerely,

/s/ Pamela H. Patsley
Pamela H. Patsley
Chairman of the Board

/s/ Anthony P. Ryan
Anthony P. Ryan
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April      , 2009
The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:30 a.m. Central Time on Tuesday, May 12, 2009 in Ballroom IV of the Graves 601 Hotel, located at 601 First Avenue North, Minneapolis, Minnesota for the following purposes:
1.	To amend our Amended and Restated Certificate of Incorporation to increase authorized shares of common stock;

2.	To amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors;

3.	To amend our Amended and Restated Certificate of Incorporation to provide for proportional voting of directors;

4.	To amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors and to provide for one-year terms of office for all directors;

5.	To make certain amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan;

6.	To elect six directors, three of whom to serve two-year terms and three of whom to serve three-year terms or, if the proposal to declassify our Board is approved, to elect nine directors to serve one-year terms;

7.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

8.	To act upon any other matters which may properly come before the meeting and any adjournments.
Only stockholders of record of common stock and Series B Participating Convertible Preferred Stock at the close of business on March 16, 2009 are entitled to receive this notice and to vote at the meeting.
Our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”), including financial statements, is included with your proxy materials.
To assure your representation at the meeting, please access the automated telephone voting feature or the Internet voting option described on the proxy card, or vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors
/s/ Teresa H. Johnson
Teresa H. Johnson
Executive Vice President, General Counsel and Secretary

MONEYGRAM INTERNATIONAL, INC.
1550 Utica Avenue South
Minneapolis, Minnesota 55416
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Annual Meeting	Tuesday, May 12, 2009	Graves 601 Hotel
	8:30 a.m., Central Time	601 First Avenue North
Minneapolis, Minnesota 55403

Purpose	1. Amend our Amended and Restated Certificate of Incorporation to increase authorized shares of common stock.

2. Amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of our Board of Directors (“Board”).

3. Amend our Amended and Restated Certificate of Incorporation to provide for proportional voting of directors.

4. Amend our Amended and Restated Certificate of Incorporation to declassify our Board and to provide for one-year terms of office for all directors.

5. Amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan (the “2005 incentive plan”).

6. Elect six directors, three of whom to serve two-year terms and three of whom to serve three-year terms or, if the proposal to declassify our Board is approved, elect nine directors to serve one-year terms.

7. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

8. Any other proper business.

Proxies Solicitation	We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission.

First Mailing Date	We anticipate first mailing the proxy statement on or about April , 2009.

Record Date	March 16, 2009.

Shares Outstanding	MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) has three classes of capital stock outstanding: common stock, Series B Participating Convertible Preferred Stock (the “B Stock”) and Series B-1 Participating Convertible Preferred Stock (the “B-1 Stock,” and, together with the B Stock, the “Series B Stock”).

On the record date, 82,540,662 shares of common stock, 495,000 shares of B Stock and 272,500 shares of B-1 Stock were outstanding. As of the record date, the 495,000 shares of B Stock are convertible into 223,352,682 shares of common stock (computed prior to any reverse stock split), and the 272,500 shares of B-1 Stock are convertible into 109,000 shares of Series D Participating Convertible Preferred Stock (the “D Stock”), which are convertible by a holder other than The Goldman Sachs Group, Inc. and its affiliates (the “Goldman Sachs Group”), into 122,956,780 shares of common stock (computed prior to any reverse stock split). Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group.

Our stockholders holding Series B Stock would own approximately 80.8 percent of our common stock on a diluted basis upon conversion of their Series B Stock. Effectively, holders of the B Stock hold approximately 80.8 percent of the voting power of our stock, voting as a single class with the common stockholders. The B-1 Stock is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company, none of which are being presented for a vote at this meeting.

Voting	You are entitled to vote at the meeting if you are a holder of record of common stock or B Stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. The holders of our B Stock are entitled to vote on all matters voted on by holders of our common stock, voting as a single class with the common stockholders. The holders of our B Stock have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock on the record date. There is no cumulative voting.

Board Representation	Pursuant to the amended and restated purchase agreement (the “Purchase Agreement”), dated as of March 17, 2008, with affiliates of Thomas H. Lee Partners, L.P. (“THL”) and affiliates of Goldman, Sachs & Co. (“Goldman Sachs,” and, together with THL, the “Investors”), the Investors have been provided with certain rights with respect to representation on the Board and committees of the Board, which has resulted in a change to the composition of the majority of the Board. Additionally, under the Purchase Agreement, as long as the Investors have a right to designate directors to our Board, Goldman Sachs has the right to designate one director who would have one vote and THL has the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis assuming the conversion of all shares of Series B Stock into common stock, minus the one vote of the director designated by Goldman Sachs. Therefore, upon approval of Proposal 3 in this proxy statement, each director designated by THL will have multiple votes and each other director will have one vote. On March 25, 2008, THL designated two individuals, Messrs. Scott L. Jaeckel and Seth W. Lawry, to the Board. On November 19, 2008, THL designated Messrs. Thomas M. Hagerty and Ganesh B. Rao to the Board. To date, Goldman Sachs has not designated a member of the Board but is expected to do so upon approval of Proposal 3 in this proxy statement. For additional information, see Proposal 3 in this proxy statement.

Proxies	We will vote signed returned proxies “FOR” each amendment to our Amended and Restated Certificate of Incorporation, “FOR” the amendment to the 2005 incentive plan, “FOR” the Board’s director nominees and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide. If you are a participant in the MoneyGram International, Inc. 401(k) Plan, your proxy is a voting instruction to the plan’s trustee. See “Voting Procedures” in this proxy statement.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under “Voting Procedures” in this proxy statement.

Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.
CAPITAL TRANSACTION
On March 25, 2008, MoneyGram completed a recapitalization transaction (the “Capital Transaction”) pursuant to the terms of the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold 495,000 shares of B Stock to THL and 265,000 shares of B-1 Stock to Goldman Sachs for an aggregate purchase price of $760 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the Series B Stock through the issuance of 7,500 shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the Capital Transaction, the Purchase Agreement, the terms of the Series B Stock and related matters, see “Board of Directors and Governance — Transactions with Related Persons” in this proxy statement.
PROPOSAL 1: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
After careful consideration, the Board of MoneyGram has unanimously determined that it would be in the best interests of the Company and our stockholders to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, as described below. The Board is now asking you to approve this amendment to the Amended and Restated Certificate of Incorporation.
The Board has determined that Clause (A) of Article IV of the Company’s Amended and Restated Certificate of Incorporation should be amended to increase the number of authorized shares of common stock from 250 million to 1.3 billion, and the total number of shares of stock which the Company has the authority to issue from 257 million to 1.307 billion.
As of March 16, 2009, there were 82,540,662 shares of common stock outstanding, and 6,286,615 shares reserved for future issuance pursuant to the Company’s stock compensation plans. Additionally, there were 495,000 shares of B Stock and 272,500 shares of B-1 Stock. As of March 16, 2009, the 495,000 shares of B Stock are convertible at any time into 223,352,682 shares of common stock and the 272,500 shares of B-1 Stock are convertible at any time into 109,000 shares of D Stock, which are immediately convertible by a holder other than the Goldman Sachs Group, into 122,956,780 shares of common stock. Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group. As of March 16, 2009, there were 149,854,419 shares of unissued and unreserved common stock available for issuance.
The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. Such additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.
Effects of the Amendment
Pursuant to Section 4.1(g) of the Purchase Agreement entered into by the Company in connection with the Capital Transaction described under “Equity Purchase Agreement” under “Transactions with Related Persons” in this proxy statement, the Company agreed to hold a meeting of stockholders to seek amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 1.3 billion.
On February 9, 2009, the Board voted to approve, and to recommend that you approve at the 2009 Annual Meeting of Stockholders, this Proposal 1.
Approval of this Proposal 1 will cause clause (A) of Article IV of our Amended and Restated Certificate of Incorporation to be amended and restated in its entirety, as follows:

Article IV
     (A) Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is one billion three hundred and seven million (1,307,000,000), consisting of (i) one billion three hundred million (1,300,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”) and (ii) seven million (7,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”).
It is necessary to increase the number of authorized shares of common stock to allow for the conversion of the Series B Stock, as there are not currently sufficient shares authorized and unissued to allow for such conversion.
Furthermore, additional authorized but unissued shares of common stock will enable the Company to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders’ meeting (unless otherwise required by the rules of any stock exchange on which the Company’s common stock may then be listed). The shares of common stock could be used for issuing stock dividends (including stock splits issued in the form of stock dividends), the grant of stock options or other equity-based compensation under the 2005 incentive plan, acquisition by the Company of businesses or properties, equity financing and other general corporate purposes. With the exception of the potential conversion of the Series B Stock, the Company has no present plans, commitment or understandings in place with regard to use of such shares.
Unless required by law or by the rules of any stock exchange on which the Company’s common stock may in the future be listed, no further vote by the stockholders will be sought for any issuance of shares of common stock. Under existing New York Stock Exchange, Inc. (“NYSE”) regulations, subject to certain exemptions, approval by a majority of the holders of common stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of common stock, other than in a public offering for cash, if: (a) such additional shares of common stock (including securities convertible into or exercisable for common stock) has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of the common stock; (b) the number of such additional shares of common stock is or will be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of such additional shares, or (c) the issuance would result in a change in control of the Company.
Securities and Exchange Commission (“SEC”) rules require disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. MoneyGram is a controlled company, with holders of the Series B Stock holding 80.8 percent of the voting power of the Company as of the record date. Due to our controlled company status, the increase in authorized shares of common stock does not have material anti-takeover consequences. For example, management would not need to use the additional shares of common stock to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders. In addition, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As indicated above, the purpose of the increase in the authorized common stock is to ensure that we have sufficient authorized common stock to allow for the conversion of the Series B Stock. Furthermore, the Company does not have any intent to adopt any other provisions or enter into any other arrangements that may have material anti-takeover consequences. On November 3, 2008, our rights agreement was amended to accelerate the expiration date, so that the plan expired by its terms on November 10, 2008.
SEC rules also require that we discuss other provisions of our Amended and Restated Certificate of Incorporation and Bylaws that could make the acquisition of control of the Company or the removal of our existing management more difficult, which include the following:

•	the Company does not provide for cumulative voting for directors;

•	if Proposal 4 is not approved, the Company will continue to have a classified Board with each class serving a staggered three-year term;

•	our Board fixes the size of the Board within certain limits, may create new directorships and may appoint new directors to serve for the full term. The Board (or its remaining members, even though less than a quorum) also may fill vacancies on the Board occurring for any reason for the remainder of the term;

•	our Board may issue preferred stock without any vote or further action by the stockholders;

•	special meetings of stockholders may be called only by our chairman or Board, and not by our stockholders;

•	our Board may adopt, amend, alter or repeal the Bylaws without a vote of the stockholders;

•	all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting;

•	the Company has advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, which generally require that stockholder proposals and nominations be provided to us between 90 and 120 days before the anniversary of our last annual meeting in order to be properly brought before a stockholder meeting; and

•	certain business combinations with an “interested stockholder” (defined in our Amended and Restated Certificate of Incorporation as a holder of 10 percent or more of our outstanding voting stock) must be approved by holders of 66 2/3 percent of the voting power of shares not owned by the interested stockholder, unless the business combination is approved by certain “continuing directors” (as defined in our Amended and Restated Certificate of Incorporation) or meets certain requirements regarding price and procedure.

These provisions and our controlled company status are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of MoneyGram to first negotiate with our Board.
Board Recommendation
The Board recommends to the stockholders that they vote “FOR” this Proposal 1. The vote required to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock is a majority of the voting power of the common stock and B Stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together as a single class.
Holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 1, thereby assuring its approval.

PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT AT THE DISCRETION OF OUR BOARD OF DIRECTORS
After careful consideration, the Board has unanimously determined that it would be in the best interests of the Company and our stockholders to authorize the Board to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, par value $0.01 per share, at its sole discretion using a conversion ratio within the approved range, as defined below. In addition, notwithstanding approval of this Proposal 2 by stockholders, the Board may determine not to effect, and could abandon, a reverse stock split without further action by our stockholders. If the Board determines not to implement a reverse stock split prior to the date of the 2010 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal 2 would be deemed revoked and without any further effect.
On March 25, 2009, the Board voted to approve, and to recommend that you approve at the 2009 Annual Meeting of Stockholders, this Proposal 2.
Reasons for a Reverse Stock Split
One of the primary objectives in effecting the reverse stock split would be to raise the per share trading price of our common stock in order to comply with the NYSE continued listing standards. However, the Board has noted that the NYSE has enacted a rule temporarily suspending the NYSE’s $1 minimum price requirement through at least June 30, 2009. A second objective would be to increase the price per share in order to enhance the marketability of our common stock. Our Board believes that the current price per share of our common stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stock to their clients. Additionally, the policies and practices of a number of brokerage firms with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks.
If approved, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at the time and would optimize the long-term value of our common stock and have the least impact on the short-term value of our stock. The Board believes it can best have the opportunity to achieve these objectives if the stockholders give the Board authority to effect a reverse stock split at its sole discretion using a conversion ratio within the approved range, as defined below.
Risks Associated with a Reverse Stock Split
While we believe that a higher stock price may help generate investor interest in our common stock, a reverse stock split may not result in a stock price that will attract brokers, institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. There are numerous factors and contingencies that could affect our stock price following a reverse stock split, including the status of the market for our stock at the time, our reported results of operations in future periods and general economic, market and industry conditions. Accordingly, although the price of our common stock is likely to increase with a reverse stock split, there can be no assurance that the market will sustain any such increase. If the market price of our common stock declines after a reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after a split will be lower than before the split. In addition, a decline in the market price of our common stock after a reverse stock split may result in a greater percentage decline than would occur in the absence of a split.
Following a reverse stock split, our outstanding shares would be reduced, which may lead to reduced trading volume and less liquidity for our common stock. That may increase the volatility of our stock price.
A reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in lots of even multiples of 100 shares.
Conversion Ratio
If you approve this Proposal 2, the Board of Directors would be authorized to implement a reverse stock split using a conversion ratio in a range from one-for-fifteen to one-for-five (the “approved range”). With a conversion ratio in a range from one-for-fifteen to one-for-five, assuming that Proposal 1 is approved, the number of authorized shares of common stock would be between 86,666,667 and 260 million and the total number of authorized shares of capital stock would be between 93,666,667 and 267 million. If Proposal 1 is not approved, the number of authorized shares of common stock would be between 16,666,667 and 50 million and the total number of authorized shares of capital stock would be between 23,666,667 and 57 million.
The determination of the conversion ratio at which the reverse stock split would be effected will be based upon those market or business factors deemed relevant by the Board at that time, including: the per share trading price of MoneyGram’s common stock; compliance with the NYSE continued listing standards; existing and expected marketability and liquidity of MoneyGram’s common stock; prevailing stock market conditions; business developments affecting MoneyGram; MoneyGram’s actual or forecasted results of operations; and the likely effect of the reverse stock split on the market price of MoneyGram’s common stock.
Timing and Effective Date
To effect a reverse stock split, the Board would determine the timing and specific ratio for such a split from the approved range. No further action on the part of stockholders will be required to either implement or abandon a reverse stock split. We would communicate to the public prior to the effective date of a reverse stock split additional details regarding the reverse stock split, including the timing and specific ratio selected by the Board.
If the stockholders approve this Proposal 2 and the Board decides to implement a reverse stock split, we will file a Certificate of Amendment with the Delaware Secretary of State to amend our existing Amended and Restated Certificate of Incorporation to add a new subparagraph (F) to Article IV, as follows:

Article IV
(F) Reverse Stock Split. At the close of the trading market on the filing date hereof with the Delaware Secretary of State, the issued and outstanding shares of the Corporation’s Common Stock shall be reverse split, and each [fifteen to five] shares thereof, as determined by the Board of Directors, shall be deemed exchanged for one share of the Corporation’s Common Stock without any further action by the holder thereof. Any resulting fractional shares will be rounded up to a whole share.
The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Delaware Secretary of State and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split as determined by the Board in its sole discretion from the approved range. We would issue a press release and file a Current Report on Form 8-K to announce the amendment of our Amended and Restated Certificate of Incorporation. A reverse stock split will become effective at the close of the stock market on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of the reduced number of post-reverse stock split shares (based on the ratio selected).
In addition, notwithstanding approval of this Proposal 2 by stockholders, the Board may determine not to effect, and could abandon, a reverse stock split without further action by our stockholders. If the Board determines not to implement a reverse stock split prior to the date of the 2010 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal 2 would be deemed revoked and without any further effect.
Effects of a Reverse Stock Split if Implemented
If a reverse stock split is approved and implemented, a reverse stock split would be effected simultaneously for all of our common stock and the exchange ratio would be equal for all of our common stock. A reverse stock split would affect all of our stockholders uniformly and would not affect any holder’s percentage ownership interest in the Company, except to the extent that any fractional share resulting from a reverse stock split would be rounded up to the next whole share. Our reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be affected. If a reverse stock split is approved and implemented, our common stock would continue to be reported on the NYSE under the symbol “MGI,” but our CUSIP number would be changed. We would issue a press release and file a Current Report on Form 8-K to announce that our CUSIP number was changed.
If a reverse stock split is approved and implemented, it would reduce the number of our authorized shares based on the ratio selected by the Board from the approved range, as described under “Conversion Ratio” above. With respect to the Series B Stock, the Certificate of Designations, Preferences and Rights of each series of the Series B Stock provides that the Conversion Price and the Redemption Trigger Price in effect on the effective date of a reverse stock split shall be adjusted to the number obtained by multiplying each of the Conversion Price and the Redemption Trigger Price, respectively, in effect on the effective date of a reverse stock split by a fraction, the numerator of which is the number of shares of common stock outstanding immediately prior to such date, and the denominator of which is the number of shares of common stock outstanding immediately following such date. As of the record date, the Conversion Price of the B Stock was $2.50 and the Redemption Trigger Price of the B Stock was $15.00.
If a reverse stock split is approved and implemented, all outstanding equity awards under the MoneyGram International, Inc. 2004 Omnibus Incentive Plan, as amended (the “2004 incentive plan”), and the 2005 incentive plan, as well as stock units issued under any of the Company’s deferred compensation plans, will be adjusted by the ratio selected by the Board and will be rounded down to the nearest whole share. As of March 16, 2009, we had outstanding under the 2004 incentive plan options to purchase 2,444,145 shares of our common stock at prices ranging from $14.1546 to $22.4616 per share. Additionally, we had outstanding under the 2005 incentive plan options to purchase 517,900 shares of our common stock at prices ranging from $1.50 to $30.0150 per share. No cash payment will be made in respect of any fractional share. A reverse stock split will not affect the expiration date of outstanding stock options.
As soon as practicable after the effective date of a reverse stock split, our stock transfer agent would mail a transmittal form to each holder of record that holds certificates of our common stock that would be used in forwarding certificates for surrender and the exchange into new post-split common stock in book-entry form to which the holder is entitled as a consequence of the reverse stock split. The transmittal form would be accompanied by instructions specifying other details of the exchange.
After receipt of a transmittal form, each holder, as applicable, would surrender the certificates formerly representing shares of our common stock and, in exchange, would receive a book-entry statement reflecting the number of shares of common stock to which the holder is entitled following a reverse stock split. No stockholder would be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from our stock transfer agent.
The number of shares of common stock you own would automatically be reduced without any further action on your part and without regard to the date that you physically surrender your certificates to our transfer agent. Each certificate representing pre-split shares of common stock would, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, would be deemed to represent only the number of post-split shares as a result of the reverse stock split. Note that you would not be entitled to receive any dividends or other distributions payable by us after the reverse stock split is effective until you surrender and exchange your certificates. If we issue and pay any dividends or make any distributions, these amounts would be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. We have no current plans to pay any dividends or to make any distributions other than as required pursuant to the terms of our Series B Stock.
If you hold your shares in book entry form through our stock transfer agent, no action would be required on your part. The number of shares of common stock you own would automatically be reduced, our stock transfer agent would update its records accordingly, and a book-entry statement reflecting your new post-split common stock would be mailed to your address of record.
No Appraisal Rights
Under Delaware law, stockholders would not be entitled to exercise appraisal rights in connection with a reverse stock split, and the Company would not independently provide stockholders with any such right.
U.S. Federal Income Tax Consequences
The following is a summary of important tax considerations of a reverse stock split. It addresses only stockholders who hold the pre-reverse stock split common shares and post-reverse stock split common shares as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation.
This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of a reverse stock split. Each stockholder is advised to consult his, her or its own tax advisor as to the tax consequences of a reverse stock split. A reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming a reverse stock split qualifies as a reorganization, a stockholder generally would not recognize a gain or loss on the reverse stock split. The aggregate tax basis of the post-split shares received would be equal to the aggregate tax basis of the pre-split shares exchanged therefor, and the holding period of the post-split shares received would include the holding period of the pre-split shares exchanged. The federal income tax consequences of rounding up to the next whole share in lieu of receiving a fractional interest are not clear, but may result in tax liabilities which are not expected to be material in amount due to the anticipated value of the fractional interest. No gain or loss would be recognized by the Company as a result of a reverse stock split.
Accounting Consequences
The implementation of a reverse stock split would result in an adjustment to all share, share equivalent and per share amounts as if the reverse stock split had occurred on the first day of each period presented. If the par value of our common stock is not adjusted in connection with the reverse stock split, amounts would also be reclassified between the common stock and additional paid-in capital components of our stockholders’ deficit, with no net change occurring.
Board Recommendation
The Board recommends to the stockholders that they vote “FOR” this Proposal 2. The vote required to amend the Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board is a majority of the voting power of the common stock and B Stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together as a single class.
Holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 2, thereby assuring its approval.

PROPOSAL 3: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE FOR PROPORTIONAL VOTING OF DIRECTORS
After careful consideration the Board has unanimously determined that it would be in the best interests of the Company and our stockholders to amend our Amended and Restated Certificate of Incorporation to provide for proportional voting of members of the Board, as described below. On February 9, 2009, the Board voted to approve, and to recommend that you approve at the 2009 Annual Meeting of Stockholders, this Proposal 3. If this proposal is approved, the Board will amend the Company’s Bylaws to be consistent with this amendment to the Amended and Restated Certificate of Incorporation.
Purposes and Effects of the Amendment
Section 4.1(b) of the Purchase Agreement provides that the Investors shall be entitled to nominate and cause the Company to appoint individuals to the Board to serve as directors (each, a “Board Representative”) such that the Investors will appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming the conversion of all shares of Series B Stock into common stock). In addition to the members of the Board designated by the Investors, the Board is required to have at least three independent directors not designated by or affiliated with the Investors and also has chosen to appoint two management directors. Because the Investors currently hold Series B Stock convertible into approximately 80.8 percent of the Company’s common stock on a fully converted basis, and because such percentage will increase over time to the extent that dividends on the Series B Stock accrue, having a number of Board Representatives proportionate to the Investors’ common stock ownership, plus three independent directors and two management directors, would require having a Board with approximately 21 members. Given the Investors’ rights to proportional representation on the Board, the director proportional voting rights contemplated by this proposal will allow the Company to have a Board with fewer Board Representatives designated by the Investors. Having a Board with a more limited number of members will result in the Company incurring lower director expenses.
The Investors and the Company determined that having such a large Board would not be in the Investors’ or the Company’s best interests. Accordingly, the Purchase Agreement provides that the Company will take action to provide each of the Board Representatives appointed by affiliates of THL (or their permitted successors or assigns) multiple votes such that a smaller number of Board Representatives will have a voting interest proportional to the Investors’ common stock ownership calculated on a fully-converted basis. Pursuant to Section 4.1(g) of the Purchase Agreement, the Company agreed to hold a meeting of stockholders to seek amendment to the Amended and Restated Certificate of Incorporation to provide that as long as the Investors have a right to designate Board Representatives pursuant to Section 4.1(b) of the Purchase Agreement, affiliates of Goldman Sachs (or its permitted successors or assigns) would have the right to designate one Board Representative, which Board Representative would have one vote, and THL (or its permitted successors or assigns) will have the right to designate two to four Board Representatives, which Board Representatives would be authorized to vote (with each such Board Representative having equal votes) on all matters occasioning action by the Board such number of votes equal to the number of directors that the Investors would be entitled to designate pursuant to Section 4.1(b) of the Purchase Agreement in the absence of the amendment to the Amended and Restated Certificate of Incorporation, minus the one vote of the Board Representative designated by Goldman Sachs. As a result of such amendment, as long as the Investors have a right to designate Board Representatives pursuant to Section 4.1(b) of the Purchase Agreement, each Board Representative designated by affiliates of THL (or their permitted successors or assigns) would have multiple votes and each other member of the Board would have one vote.
If this Proposal 3 is approved, the Board will have nine members, with THL’s four Board Representatives having approximately 16 votes out of a total of 21 votes on the Board. To date, Goldman Sachs has not designated a member of the Board but is expected to do so upon approval of this Proposal 3.
Text and Legal Effectiveness of Proposed Amendment
Approval of this Proposal 3 will cause Article XIII to be added to our Amended and Restated Certificate of Incorporation, as follows:
Article XIII
(A) At any time the investors that are party to the Purchase Agreement (as defined below) or their respective affiliates (collectively, the “Investors”) have the right pursuant to Section 4.1(b) of the Purchase Agreement to appoint individuals to be nominated for election to the Board of Directors (“Board Representatives”) to serve as directors of the Corporation, affiliates of Goldman, Sachs & Co. (“Goldman Sachs”) (or its permitted successors or assigns) shall have the right to designate one (1) Board Representative (the “GS Board Representative”), which such Board Representative, if elected as a director, shall have one (1) vote, and affiliates of Thomas H. Lee Partners, L.P. (“THL”) (or its permitted successors or assigns) shall have the right to designate two (2) to four (4) Board

Representatives (the “THL Board Representatives”), which THL Board Representatives, if elected as directors, together shall be authorized to vote (with each THL Board Representative having equal votes) on all matters occasioning action by the Board of Directors a total number of votes equal to (x) the number of directors that the Investors would be entitled to designate pursuant to Section 4.1(b) of the Purchase Agreement in order to have Proportional Representation (as defined below) on the Board of Directors in the absence of this Article XIII, minus (y) the one (1) vote of the GS Board Representative. Each director other than the THL Board Representatives shall have one (1) vote. For the purposes of this Amended and Restated Certificate of Incorporation, “Proportional Representation” shall mean the number of Board Representatives (rounded to the nearest whole number) that the Investors would need to appoint (in the absence of this Article XIII) in order for the number of Board Representatives appointed by the Investors as compared to the number of directors constituting the entire Board of Directors to be proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming all shares of Series B Stock are converted into common stock). For the purposes of this Amended and Restated Certificate of Incorporation, the “Purchase Agreement” shall mean that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008, between the Corporation and the purchasers named therein, including all schedules and exhibits thereto, as the same may be amended from time to time.
(B) At any time the right of the Investors to appoint Board Representatives pursuant to this Article XIII is in effect, all references in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, each as may be amended from time to time, to “a majority of the directors,” “a majority of the remaining directors,” “a majority of the Whole Board,” “a majority of the total number of directors that the Corporation would have if there were no vacancies” and similar phrases shall give effect to the proportional voting provisions of this Article XIII such that the references to a “majority” shall mean a “majority of the votes of the directors.”
The amendment will be effective as of the time the Amendment to the Amended and Restated Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming Proposal 3 is approved, will be filed promptly after the results of the stockholder vote are certified.
Board Recommendation
The Board recommends to the stockholders that they vote “FOR” this Proposal 3. The vote required to amend the Amended and Restated Certificate of Incorporation to provide for proportional voting of directors as set forth in Article XIII Section (A) above and to add Article XIII Section (B) above is at least 80 percent of the voting power of the common stock and B Stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together as a single class.
Holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 3, thereby assuring its approval.

PROPOSAL 4: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO DECLASSIFY OUR BOARD OF DIRECTORS
After careful consideration, the Board has unanimously determined that it would be in the best interests of the Company and our stockholders to amend our Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, as described below. On March 25, 2009, the Board voted to approve, and to recommend that you approve at the 2009 Annual Meeting of Stockholders, this Proposal 4.
MoneyGram’s Current Classified Board Structure
Clause (C) of Article VIII of the Company’s current Amended and Restated Certificate of Incorporation divides MoneyGram’s directors into three classes as nearly equal in size as possible, with members of each class serving three-year terms of office. Consequently, at any given annual meeting of stockholders, MoneyGram’s stockholders have the ability to elect only one class of directors, constituting roughly one-third of the entire Board. Clause (D) of Article VIII makes reference to the classified Board.
Proposed Declassification of the Board
Pursuant to Section 4.1(g) of the Purchase Agreement, the Company agreed to hold a meeting of stockholders to seek amendment to the Amended and Restated Certificate of Incorporation to provide that each member of the Board shall be elected annually for a one-year term.
Rationale for Declassification
The Board is committed to good corporate governance at MoneyGram. Accordingly, in determining whether to propose declassification as described above, the Board carefully reviewed the various arguments for and against a classified Board structure.
The Board recognizes that a classified structure may offer several advantages, such as promoting Board continuity and stability, and encouraging directors to take a long-term perspective. The Board also recognizes, conversely, that a classified structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. The Board also believes that implementing annual elections for all directors would support MoneyGram’s ongoing effort to adopt “best practices” in corporate governance.
In view of the considerations described above, the Board has unanimously determined that it is in the best interests of the Company and our stockholders to eliminate the classified Board structure as proposed.
Text and Legal Effectiveness of Proposed Amendment
Approval of this Proposal 4 will cause clauses (C) and (D) of Article VIII of our Amended and Restated Certificate of Incorporation to be amended and restated in their entirety, as follows:
Article VIII
(C) The directors shall be elected annually at each annual meeting of stockholders of the Corporation to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Directors elected at the 2009 annual meeting of stockholders of the Corporation shall commence their term of office upon the effectiveness of this Amendment to the Amended and Restated Certificate of Incorporation under the General Corporation Law of the State of Delaware (the “Effective Time”) for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.
(D) Subject to the rights of the holders of our Series B Participating Convertible Preferred Stock and Series B-1 Participating Convertible Preferred Stock (the “Series B Stock”) or any other series or class of stock, as set forth in this Amended and Restated Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled, unless the Board of Directors otherwise determines, only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the sole remaining director, and not by stockholders. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
The proposed amendment provides that at each annual meeting of stockholders, commencing with the 2009 Annual Meeting of Stockholders, all elected directors will hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. The effect of this amendment, if approved by our stockholders, would be to declassify the Board effective upon the Company’s filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Assuming Proposal 4 is approved, the Company intends to file the Certificate of Amendment promptly after the results of the stockholder vote are certified. Upon filing of such Certificate of Amendment, the conditional unanimous written consent of the Board to amend the Bylaws of the Company to provide for annual election of directors will also become effective.
If this Proposal 4 is approved, Messrs. Hagerty, Jaeckel and Lawry (Class III directors) have agreed to resign from the Board immediately prior to the Effective Time.
Board Recommendation
The Board recommends to the stockholders that they vote “FOR” this Proposal 4. The vote required to amend the Amended and Restated Certificate of Incorporation to declassify the Board is at least 80 percent of the voting power of the common stock and B Stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together as a single class.
Holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 4, thereby assuring its approval.

PROPOSAL 5: AMENDMENTS TO THE MONEYGRAM INTERNATIONAL, INC. 2005 OMNIBUS INCENTIVE PLAN
Background
After careful consideration, the Board has unanimously determined that it would be in the best interests of the Company and our stockholders to make certain amendments to the 2005 incentive plan. On February 9, 2009, the Board voted to approve, and to recommend that you approve at the 2009 Annual Meeting of Stockholders, this Proposal 5.
If adopted by our stockholders, the amendments to the 2005 incentive plan would:
•	increase the aggregate number of shares that may be issued under all awards under the 2005 incentive plan from 7.5 million to 47 million shares;

•	increase the aggregate number of shares that may be granted to an eligible person in any calendar year under the 2005 incentive plan from 500,000 to 10 million shares;

•	revise the definition of “Fair Market Value” from the average of the high and low sales prices of the shares on the NYSE on a given date to the closing sale price of the shares on the NYSE on a given date;

•	add a definition of “Change in Control”;

•	update the 2005 incentive plan regarding Section 409A under the Code, including adding a definition of “Qualifying Termination”; and

•	permit the use of unsigned, electronic award agreements.
Rationale for Approval
The 2005 incentive plan was approved by our stockholders in May 2005 at the 2005 Annual Meeting of Stockholders. The purpose of the 2005 incentive plan is to promote the interests of MoneyGram and our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee directors (“eligible participants”) who we expect will contribute to our growth and financial performance for the benefit of our stockholders.
The 2005 incentive plan authorizes the grant of stock options and other forms of stock-based compensation. The Board believes that stock-based compensation is a very important factor in attracting and retaining experienced and talented employees and non-employee directors who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board believes that stock-based compensation aligns the interests of our management and non-employee directors with the interest of our stockholders. The availability of stock-based compensation not only increases employees’ focus on the creation of stockholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of MoneyGram. The 2005 incentive plan is the only plan pursuant to which the Company can grant stock options and other forms of stock-based compensation, and the limited number shares remaining available under the 2005 incentive plan restricts the Board’s ability to make stock-based awards. The substantial decline in the Company’s stock price in recent years has greatly reduced the incentive value of existing shares available for awards as well as outstanding awards under the 2005 incentive plan. The Board therefore determined that the number of available shares would not be adequate to provide competitive levels of incentive compensation.
As of March 16, 2009 and without taking into account the amendment to increase the number of shares available under the 2005 incentive plan, 6.3 million shares remained available for future awards under the 2005 incentive plan. On January 21, 2009, the Board granted options to purchase 4.7 million shares to Pamela H. Patsley, our new Executive Chairman, subject to approval of this Proposal 5. If this Proposal 5 is not approved by our stockholders, only options to purchase 500,000 shares granted to Ms. Patsley would not be forfeited due to the 2005 incentive plan’s current limitation on the aggregate number of shares that may be issued to an individual in any calendar year.
The definition of fair market value is being amended to bring the 2005 incentive plan in line with the proxy reporting standard adopted by the SEC. The definition of “change in control” is being added to clarify the meaning of that term as it applies to awards granted under the 2005 incentive plan. The amendments to the 2005 incentive plan relating to Section 409A of the Code are intended to eliminate potential negative consequences of not complying with Section 409A. The revision to the 2005 incentive plan to permit the use of unsigned, electronic award agreements reflects the increased availability and use of electronic and paperless media for the grant of stock-based awards. These amendments are not expected to have a significant effect on the 2005 incentive plan.
For the reasons discussed above, the Board believes that adoption of the amendments is needed to implement the Company’s strategic plan and goals and is in the best interests of MoneyGram and our stockholders.
The following is a summary of the material terms of the 2005 incentive plan and is qualified in its entirety by reference to the 2005 incentive plan. A copy of the 2005 incentive plan, as amended, is attached as Appendix A to this proxy statement and is marked to show the changes.

Administration
The Human Resources and Nominating Committee administers the 2005 incentive plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 incentive plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2005 incentive plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2005 incentive plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2005 incentive plan and establish rules and regulations for the administration of the 2005 incentive plan.
The committee may delegate its powers under the 2005 incentive plan to one or more directors, except that the committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Code. In addition, the committee may authorize one or more of our non-director officers to grant stock options under the 2005 incentive plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board may also exercise the powers of the committee at any time, so long as its actions would not violate Section 162(m) of the Code.
Eligible Participants
Any employee, officer, consultant, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive an award under the 2005 incentive plan. As of the date of this proxy statement, approximately 1,900 employees, officers and directors were eligible as a class to be selected by the committee to receive awards under the 2005 incentive plan.
Shares Available For Awards
The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 incentive plan is currently 7.5 million. If the 2005 incentive plan amendments are approved by our stockholders, the maximum number of shares authorized under the 2005 incentive plan will be increased by 39.5 million shares to 47 million. Certain awards under the 2005 incentive plan are subject to limitations as follows:
•	In any calendar year, no person may be granted awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, of more than 500,000 shares in the aggregate. If the 2005 incentive plan amendments are approved by our stockholders, this limitation will be increased to 10 million shares.

•	Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 3% percent of the shares available for awards under the 2005 incentive plan.

•	A maximum of 7.5 million shares are available for granting incentive stock options under the 2005 incentive plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision.
The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 incentive plan.
If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award are available for future awards under the 2005 incentive plan. If shares of restricted stock awarded under the 2005 incentive plan are forfeited or otherwise reacquired by us prior to vesting, those shares are again available for awards under the 2005 incentive plan. In addition, shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award are again available for granting awards, except that, after May 10, 2015, any previously issued shares withheld in connection with the satisfaction of tax obligations relating to restricted stock will not be available again for granting awards. Prior to May 10, 2015, any previously issued shares that are used as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will again be available for awards under the 2005 incentive plan.

Types of Awards and Terms and Conditions
The 2005 incentive plan permits the granting of:
•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.
Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 incentive plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2005 incentive plan are made in accordance with methods and procedures established by the committee. The term of awards are not longer than 10 years from the date of grant.
Stock Options. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.
Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.
Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. The minimum vesting period for these awards is three years from the date of grant, unless the award is conditioned on personal performance, or the performance of MoneyGram or its affiliates, in which case the minimum vesting period is one year from the date of grant; provided, however, that such minimum vesting period will not apply to grants of up to 200,000 shares of restricted stock and restricted stock units to non-employee directors. The committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control of MoneyGram. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.
Dividend Equivalents. The holder of a dividend equivalent is entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the committee. Dividend equivalents are subject to other terms and conditions determined by the committee.

Performance Awards. The committee may grant awards under the 2005 incentive plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the committee in compliance with Section 162(m) of the Code. In order to comply with Section 162(m) of the Code, under the 2005 incentive plan, the committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $5 million in value, whether payable in cash, stock (other than stock options) or other property. Subject to this limitation, the committee has sole discretion to designate participants and the type and amount of awards under the 2005 incentive plan. The committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m) of the Code.
Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The committee may establish rules during the first 90 days of a performance period to permit the committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.
Stock Awards. The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 incentive plan.
Other Stock-Based Awards. The committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 incentive plan.
Duration, Termination and Amendment. Unless discontinued or terminated by the Board, the 2005 incentive plan will expire on May 10, 2015. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 incentive plan prior to expiration may extend beyond the expiration of the 2005 incentive plan through the award’s normal expiration date.
The Board may amend, alter, suspend, discontinue or terminate the 2005 incentive plan at any time, although stockholder approval must be obtained for any action that would increase the number of shares of our common stock available under the 2005 incentive plan, increase the award limits under the 2005 incentive plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or cause Section 162(m) of the Code to become unavailable with respect to the 2005 incentive plan. Stockholder approval is also required for any action that requires stockholder approval under the rules and regulations of the SEC, the NYSE or any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to us.
Prohibition on Repricing Awards
Without the approval of our stockholders, the committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 incentive plan.
Transferability of Awards
Unless otherwise provided by the committee, awards under the 2005 incentive plan may only be transferred by will or by the laws of descent and distribution.

Federal Income Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.
Awards Other than Options and SARs. As to other awards granted under the 2005 incentive plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.
As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.
Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2005 incentive plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2005 incentive plan.
Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.
Application of Section 409A of the Code. The committee will administer and interpret the 2005 incentive plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the 2005 incentive plan or any award agreement would result in such adverse consequences, the committee may amend that provision or take other necessary action to avoid any adverse tax results and no such action will be deemed to impair or otherwise adversely affect the rights of any holder of an award under the 2005 incentive plan.
Delivery of Shares for Tax Obligation. Under the 2005 incentive plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal and state tax obligations.

New Plan Benefits
As described above, the award to Ms. Patsley was made under the 2005 incentive plan prior to the date of this Annual Meeting of Stockholders. Options to purchase only 500,000 of the 4.7 million shares granted to Ms. Patsley would not be forfeited if stockholders do not approve this Proposal 5.
The committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants in the future if the amended 2005 incentive plan were to be approved by the stockholders. The closing price of a share of our common stock as reported on the NYSE on March 16, 2009 was $1.07.
Historical Awards Under the 2005 Incentive Plan
The following table sets forth the number of common shares covered by options and other awards granted to the executive officers named in the Summary Compensation Table in this proxy statement, director nominees and the specified groups set forth below under the 2005 incentive plan as of March 16, 2009:

			Performance-
			Based	Restricted
	Stock	Restricted	Restricted	Stock
	Options	Stock	Stock	Units
Name and Principal Position	Granted	Granted	Granted	Granted
Anthony P. Ryan, President and CEO, and director nominee	30,900	26,800	—	—
Philip W. Milne, Former Chairman, President and CEO	102,500	41,560	—	—
David J. Parrin, Former Executive Vice President and Chief Financial Officer	34,100	21,490	—	—
Teresa H. Johnson, Executive Vice President, General Counsel and Secretary	18,100	6,310	—	—
Daniel J. O’Malley, Senior Vice President, Global Payment Systems/ President Americas	12,700	9,620	—	—
Mary A. Dutra, Executive Vice President, Global Payment Processing and Settlement	16,600	8,610	—	—
Thomas E. Haider, former Senior Vice President and Chief Compliance Officer	8,200	970	—	—
All current executive officers as a group (13 persons)	4,865,900	79,171	—	—
All current directors who are not executive officers as a group (7 persons)	10,000	1,000	—	6,600
Thomas M. Hagerty, director nominee	—	—	—	—
Jess T. Hay, director nominee	2,500	—	—	2,200
Scott L. Jaeckel, director nominee	—	—	—	—
Seth W. Lawry, director nominee	—	—	—	—
Pamela H. Patsley, director nominee	4,700,000 (1)	—	—	—
Ganesh B. Rao, director nominee	—	—	—	—
Othón Ruiz Montemayor, director nominee	5,000	1,000	—	2,200
Albert M. Teplin, director nominee	2,500	—	—	2,200
Each associate of the above-mentioned directors, executive officers or nominees	—	—	—	—
Each other person who received or is to receive five percent of such awards	—	—	—	—
All current employees (other than executive officers) as a group (81 persons)	311,200	2,500	—	—

(1)	Options to purchase only 500,000 of the 4.7 million shares granted to Ms. Patsley would not be forfeited if stockholders do not approve this Proposal 5. For a description of the material terms of the option to purchase 4.7 million shares of our common stock granted to Ms. Patsley, see “Compensation Discussion and Analysis — 2009 Compensation Decisions — Executive Chairman” in this proxy statement.

Equity Compensation Plan Information
The following table provides information about our common stock that may be issued as of March 16, 2009 under the 2005 incentive plan and the 2004 incentive plan, which are our only existing equity compensation plans. The 2004 incentive plan was approved by Viad Corp (“Viad”), as our sole stockholder, prior to our becoming an independent public company on June 30, 2004 when all of our outstanding common stock was distributed to the stockholders of Viad in a tax-free spin-off transaction (referred to in this proxy statement as the “Spin-Off”). No further awards can be made pursuant to the 2004 incentive plan.

Number of securities
remaining available
	Number of securities		for future issuance
	to be issued	Weighted average	under equity
	upon exercise	exercise price ($)	compensation plans
	of outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	7,662,045 (1)	$8.84	6,286,615	(2)(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	7,662,045 (1)	$8.84	6,286,615	(2)(3)

(1)	Column (a) does not include any restricted stock awards that have been issued under the 2005 incentive plan or the 2004 incentive plan or any stock units granted under any deferred compensation plan that are payable in shares of common stock issued under the 2005 incentive plan. As of March 16, 2009, 38,054 shares of restricted stock granted under the 2005 incentive plan and 0 shares of restricted stock granted under the 2004 incentive plan were outstanding. Options to purchase only 500,000 of the 4.7 million shares granted to Ms. Patsley would not be forfeited if stockholders do not approve this Proposal 5.

(2)	The numbers reflected in this column are based on the 7.5 million shares authorized for issuance under the 2005 incentive plan and do not include 4.2 million shares of Ms. Patsley’s 4.7 million option award as such shares are subject to forfeiture pending stockholder approval of this Proposal 5.

(3)	Securities remaining available for future issuance under equity compensation plans may be issued in any combination of securities, including options, rights, restricted stock, dividend equivalents and unrestricted stock.
Board Voting Recommendation
The Board recommends to the stockholders that they vote “FOR” this Proposal 5. The vote required to make certain amendments to the 2005 incentive plan is a majority of the voting power of the common stock and B Stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together as a single class, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock and B Stock outstanding on the record date.
Affiliates of THL have provided an executed Proxy appointing Teresa H. Johnson, MoneyGram’s Executive Vice President, General Counsel and Secretary, as attorney and proxy to vote their shares “FOR” certain of the amendments to the 2005 incentive plan at this annual meeting of stockholders. In addition, holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 5, thereby assuring its approval.

PROPOSAL 6: ELECTION OF DIRECTORS
Board Structure and Composition
The Company’s Amended and Restated Certificate of Incorporation currently requires that directors of the Company be divided into three classes, as nearly equal in number as possible. Directors are elected for staggered terms of three years. If a vacancy occurs during the year, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires. Each director holds office until a successor has been duly elected and qualified.
Prior to the Capital Transaction. Prior to the Capital Transaction, the Board was comprised of eleven members: Messrs. Monte E. Ford and Jess T. Hay, Ms. Judith K. Hofer, Messrs. Donald E. Kiernan, Robert C. Krueger and Philip W. Milne, Ms. Linda Johnson Rice and Messrs. Douglas L. Rock, Othón Ruiz-Montemayor, Albert M. Teplin and Timothy R. Wallace. Mr. Hay, Ms. Hofer, Messrs. Kiernan, Krueger and Milne, Ms. Johnson Rice and Messrs. Rock, Teplin and Wallace had served as directors of MoneyGram since the Spin-Off. Mr. Ford was appointed by the Board on August 17, 2006 in accordance with our Bylaws to fill a newly created vacancy and was subsequently elected by our stockholders. Mr. Ruiz-Montemayor was appointed by the Board on August 18, 2005 in accordance with our Bylaws to fill a newly created vacancy and was subsequently elected by our stockholders.
Upon Completion of the Capital Transaction. Upon completion of the Capital Transaction, seven members of the Board agreed to resign and the Board appointed the Board Representatives, such that the size of the Board totaled six members and was comprised of two Board Representatives, three Independent Directors (as defined below) and Mr. Milne, the Company’s former Chairman, President and Chief Executive Officer (“CEO”). An “Independent Director” means a director who has been nominated or approved by directors who are unaffiliated with the Investors, who was a member of the Board prior to the closing of the Capital Transaction (or a replacement thereof) and who satisfies all standards for independence under the NYSE listing standards, the Company’s Corporate Governance Guidelines and any other applicable laws. Messrs. Hay, Ruiz-Montemayor and Teplin serve on the Board as the Independent Directors. Resignations were tendered and accepted from Mmes. Hofer and Johnson Rice and Messrs. Ford, Kiernan, Krueger, Rock and Wallace, effective on March 25, 2008 following the consummation of the Capital Transaction and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”). On March 25, 2008, pursuant to the rights provided to THL in the Purchase Agreement, the Board elected two Board Representatives, Messrs. Scott L. Jaeckel and Seth W. Lawry, effective immediately following the filing of the 2007 Form 10-K. Each of Messrs. Jaeckel and Lawry were appointed as Class III directors with terms expiring at the 2010 Annual Meeting of Stockholders. In order to comply with the provisions of the Company’s Amended and Restated Certificate of Incorporation requiring that the members of the Board be divided into three classes, as nearly equal in number as possible, Messrs. Hay and Teplin, both directors with terms expiring at the 2010 Annual Meeting of Stockholders, tendered their resignations and were immediately reappointed to the Board with different terms expiring at the 2009 Annual Meeting of Stockholders (Class II Director) and the 2008 Annual Meeting of Stockholders (Class I Director), respectively. As the Company did not hold an annual meeting of stockholders in 2008, our Bylaws provide that those directors with a term expiring at the 2008 Annual Meeting of Stockholders continue in office until their successors are elected and qualified. Mr. Ruiz-Montemayor continued as a member of the Board following the Capital Transaction as a Class II Director. On June 19, 2008, Mr. Milne resigned from his position on the Board. On November 19, 2008, pursuant to the rights provided to the Investors in the Purchase Agreement, the Board set the number of directors at nine and elected two additional Board Representatives, Messrs. Thomas M. Hagerty (designee of THL) and Ganesh B. Rao (designee of THL). Mr. Hagerty was appointed as a Class III Director and Mr. Rao was appointed as a Class II Director. On January 21, 2009, the Board elected Pamela H. Patsley and Anthony P. Ryan to fill the two remaining vacancies on the Board, each as a Class I Director.
If Proposal 4 is approved, the Board will be declassified upon the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and each director of the Company that receives a majority of the voting power of the common stock will be elected for a term expiring at the 2010 Annual Meeting of Stockholders effective as of the Effective Time, as defined in Proposal 4. If Proposal 4 is not approved, our Board will remain classified and the three Class II directors that receive a majority of the voting power of the common stock will be elected for a three-year term expiring at the 2012 Annual Meeting of Stockholders and the three Class I directors that receive a majority of the voting power of the common stock will be elected for a two-year term expiring at the 2011 Annual Meeting of Stockholders.
The Purchase Agreement provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming the conversion of all shares of Series B Stock into common stock). If Proposal 3 is approved, the Board initially will have nine members, with THL’s four Board Representatives having approximately 16 votes out of a total of 21 votes on the Board. Information about the nominees for election as directors is set forth below.

Majority Vote Standard. In November 2007, the Board of Directors approved an amendment to our Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the voting power of the common stock voted “FOR” a director must exceed the voting power of the common stock cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the common stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the common stock would be elected.
If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not continue to serve on the Board as a “holdover director.” All nominees for the election of directors at the 2009 Annual Meeting of Stockholders are currently serving on the Board.
Director Nominees
If the stockholders approve Proposal 4, the following individuals are nominated as directors for terms expiring at the 2010 Annual Meeting of Stockholders: Ms. Patsley and Messrs. Hagerty, Hay, Jaeckel, Lawry, Rao, Ruiz Montemayor, Ryan and Teplin. They are all currently serving as directors of the Company.
If the stockholders do not approve Proposal 4, Ms. Patsley and Messrs. Ryan and Teplin (Class I directors) are nominated as directors for terms expiring at the 2011 Annual Meeting of Stockholders, Messrs. Hay, Rao and Ruiz Montemayor (Class II directors) are nominated as directors for terms expiring at the 2012 Annual Meeting of Stockholders and Messrs. Hagerty, Jaeckel and Lawry (Class III directors) will continue in office for terms expiring at the 2010 Annual Meeting of Stockholders.
Each of the nominees has consented to being named in this proxy statement, and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. We expect each nominee for election as a director to be able to serve. If any nominee is not able to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board.

Thomas M. Hagerty	Mr. Hagerty is a Managing Director at THL and has been with that firm since 1988. He currently serves as a director of MGIC Investment Corp., a private mortgage insurance company; Fidelity Sedgwick Holdings, Inc., a claims processing company; Hawkeye Energy Holdings LLC, an energy company; Fidelity National Financial, Inc., a title insurance company; and Fidelity National Information Services, Inc., a financial processing company. Age 46.

Jess T. Hay	Mr. Hay has served as Chairman of the Texas Foundation for Higher Education, a non-profit organization promoting higher education in the State of Texas, since 1987 and as Chairman of HCB Enterprises Inc., a private investment firm, since 1995. In January 1995, Mr. Hay retired after 29 years of service as Chairman and Chief Executive Officer of Lomas Financial Corporation, a diversified financial services company formerly engaged principally in mortgage banking, retail banking, commercial leasing and real estate lending, Lomas Mortgage USA, a mortgage banking institution, and Lomas & Nettleton Mortgage Investors, a real estate investment trust. He retired from service on the board of SBC Communications Inc. (n/k/a AT&T Inc.), a telephone, wireless and data communications company, in 2004 and from service on the board of directors of Exxon Mobil Corporation, a petroleum production and refining company, in 2001. He is currently a director of Trinity Industries, Inc., a diversified industrial manufacturing company, and Viad, a travel and recreation service, exhibition and event services company. Age 77.

Scott L. Jaeckel	Mr. Jaeckel is a Managing Director at THL. Mr. Jaeckel worked at Thomas H. Lee Company (n/k/a THL) from 1994 to 1996, rejoining in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Corporate Finance Department. He currently serves as a director of Ceridian Corporation, a processing services company; Paramax Capital Group I, LLC, a private capital company; Fidelity Sedgwick Holdings, Inc.; and Warner Music Group Corp., a music publishing company. Age 38.

Seth W. Lawry	Mr. Lawry is a Managing Director at THL. He is a director of various private and non-profit institutions. Mr. Lawry worked at Thomas H. Lee Company (n/k/a THL) from 1989 to 1990, rejoining in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Warner Music Group Corp. Age 44.

Pamela H. Patsley	Ms. Patsley has been Executive Chairman of the Company since January 2009. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, from March 2000 to October 2007, and President of First Data International from May 2002 to October 2007. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of the Molson Coors Brewing Company, a beverage company, Texas Instruments, Inc., an electronics company, and Dr. Pepper Snapple Group, Inc., a beverage company. Age 52.

Ganesh B. Rao	Mr. Rao is a Principal at THL. He worked at THL from 2000 to 2002, rejoining in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department. Age 32.

Othón Ruiz Montemayor	Mr. Ruiz is Chairman of Grupo Valores Operativos Monterrey S.A.P.I. de C.V. and Grupo Inversiones Monterrey S.A. de C.V., private investment groups with interests in non-banking finance, real estate, reinsurance brokerage and natural gas exploration, positions he has held since 2004. Additionally, he is the Chairman of the Executive Board of the Forum de las Culturas, an international cultural event that was held in Monterrey, Mexico in September 2007, a position he has held since September 2006. Mr. Ruiz was Chief Executive Officer of Grupo Financiero Banorte, S.A. de C.V., an integrated financial and banking group in Mexico, from 1996 to 2004. Prior to that, he served in various positions at Fomento Económico Mexicano, S.A. de C.V., a holding company whose principal businesses include the production and distribution of beverages and packaging materials, operation of convenience stores and logistics management, including Chief Financial Officer from 1974 until 1985 and Chief Executive Officer from 1985 until 1995. Mr. Ruiz also served as Chairman of the Board of Directors of Banregio Grupo Financiero, S.A. de C.V., a financial and banking group headquartered in Monterrey, Mexico, until September 2006. Age 64.

Anthony P. Ryan	Mr. Ryan has been President and CEO of the Company since January 2009. Prior to that, Mr. Ryan served as Executive Vice President and Chief Operating Officer since November 2007. He previously served as Executive Vice President/President, Global Payment Products and Services from August 2006 to November 2007, Executive Vice President/Division President Global Funds Transfer from November 2005 to August 2006 and Vice President and General Manager of Global Funds Transfer from 2001 to November 2005. Mr. Ryan previously served as Chief Financial Officer from 1997 to 2001 and as Controller from 1996 to 1997. Prior to joining the Company, Mr. Ryan spent 10 years at First Data Corporation, serving most recently as Director of Finance. Age 46.

Albert M. Teplin	Mr. Teplin is an economist and since 2003 has served as a consultant to the Board of Governors of the Federal Reserve System, the U.S. Department of Commerce, the International Monetary Fund, the European Central Bank and the Bank of Japan. Mr. Teplin served as Senior Economist for the Board of Governors of the Federal Reserve System from 2001 to 2003 and was Chief of the Flow of Funds Section of the Board of Governors of the Federal Reserve System from 1989 to 2001. Mr. Teplin is also a director of Viad. Age 62.
Board Voting Recommendation
The Board recommends to the stockholders that they vote “FOR” the election of each director nominee. Each director nominee receiving a majority of the voting power of the common stock will be elected as a director. This means that the voting power of the common stock voted “FOR” a director nominee must exceed the voting power of the common stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.
Holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of the director nominees listed this Proposal 6, thereby assuring approval.
BOARD OF DIRECTORS AND GOVERNANCE
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that describe:
•	corporate values and ethical business conduct;

•	duties of directors;

•	Board operations and committee matters;

•	director qualifications and selection process;

•	director compensation;

•	director independence standards;

•	CEO evaluation;

•	management succession;

•	process for stockholders or other interested parties to communicate with directors; and

•	annual Board evaluations.
The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.
Board Meetings
The Board held four regular and 21 special meetings during 2008. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.
Director Independence
Because more than 50 percent of the voting power of our stock is held by the Investors, the Company has elected to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of independent directors or our Human Resources and Nominating Committee to be comprised entirely of independent directors.

The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of independent directors. The NYSE listing standards also require our Board to make a formal determination each year as to which of our directors are independent.
The Board has determined that the following directors are independent within the meaning of the NYSE listing standards, applicable SEC regulations and the categorical standards for independence contained in our Corporate Governance Guidelines: Messrs. Hay, Ruiz Montemayor and Teplin. The Board has adopted categorical standards to assist in the making of determinations of independence. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (a) if the director is an executive officer or employee, or their immediate family member is an executive officer, of another company that does business with MoneyGram or its affiliates and the annual sales to, or purchases from, MoneyGram or its affiliates are less than the greater of $1.0 million or one percent of the other company’s annual consolidated gross revenues; (b) if the director is an executive officer of another company which is indebted to MoneyGram, or to which MoneyGram is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company that he or she serves as an executive officer; or (c) if the director serves as an officer, director or trustee of a charitable organization and MoneyGram’s annual charitable contributions to the organization are less than the greater of $200,000 or one percent of that organization’s total annual charitable receipts, which shall not include MoneyGram’s automatic matching of director charitable contributions.
Board Committees
Until closing of the Capital Transaction, the Board had four committees: Audit Committee, Corporate Governance and Nominating Committee, Finance and Investment Committee and Human Resources Committee. The Corporate Governance and Nominating Committee held one special meeting in 2008 prior to the Capital Transaction. The Finance and Investment Committee held one regular and one special meeting in 2008 prior to the Capital Transaction. The Human Resources Committee held one regular and two special meetings in 2008 prior to the Capital Transaction.
After the closing of the Capital Transaction and the resulting decrease in the size of the Board, the Board disbanded the Finance and Investment Committee and combined the Corporate Governance and Nominating Committee and Human Resources Committee to form the Human Resources and Nominating Committee. As a result, the Board currently maintains two committees: Audit Committee and Human Resources and Nominating Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. As a “controlled company” under the NYSE listing standards, MoneyGram is not required to maintain separate compensation and nominating committees. The Audit Committee held seven regular and three special meetings in 2008. The Human Resources and Nominating Committee held three regular and two special meetings in 2008. The Board has adopted a separate written charter for each committee that is available in the Investor Relations section of our website at www.moneygram.com. Copies of the committee charters are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.
Each committee of the Board reports regularly to the full Board and annually evaluates its own performance. The committees meet periodically during the year, usually in conjunction with regular meetings of the Board. The Audit Committee also meets to review quarterly earnings and related press releases and to review our management’s discussion and analysis for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The primary responsibilities of the committees are summarized below.
•	Audit Committee. Through closing of the Capital Transaction, the Audit Committee was comprised of Mr. Kiernan (Chair), Ms. Hofer and Messrs. Rock and Teplin. Upon closing of the Capital Transaction and through 2008, the Audit Committee was comprised of Messrs. Teplin (Chair), Hay and Ruiz Montemayor.
The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal auditor and our independent registered public accounting firm. From time to time, the Audit Committee meets in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
Membership on the Audit Committee is limited to independent directors and the Board has determined that each member of that committee is an independent director within the meaning of the NYSE listing standards, applicable SEC regulations and the categorical standards for independence contained in our Corporate Governance Guidelines The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Teplin qualifies as an “audit committee financial expert” under the rules of the SEC.

•	Human Resources and Nominating Committee. Through closing of the Capital Transaction, the Human Resources Committee was
comprised of Mr. Hay (Chair), Mmes. Hofer and Johnson Rice and Mr. Wallace, and our Corporate Governance and Nominating Committee was comprised of Ms. Johnson Rice (Chair) and Messrs. Hay, Krueger and Wallace. Upon closing of the Capital Transaction, the Human Resources Committee and Corporate Governance and Nominating Committee were combined to form the Human Resources and Nominating Committee which is comprised of Messrs. Lawry (Chair), Hay and Jaeckel.
The Human Resources and Nominating Committee oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value. The Human Resources and Nominating Committee also reviews and approves the salary and other compensation of the Executive Chairman, the President and CEO and the other executive officers, as well as compensation of non-employee directors. It also determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans, including grants of equity compensation to non-employee directors. The Human Resources and Nominating Committee has retained Hewitt Associates, LLC (“Hewitt”) as its compensation consultant. In 2008, Hewitt assisted the Human Resources and Nominating Committee with an evaluation of the Company’s peer group and executive compensation matters.
The Human Resources and Nominating Committee is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Human Resources and Nominating Committee is also responsible for an assessment of the Board’s performance. The Human Resources and Nominating Committee reviews, and from time to time proposes changes to, our Corporate Governance Guidelines and the compensation and benefits of non-employee directors.
Meetings of Non-Management Directors
The Board schedules regular executive sessions of the non-management directors. Through April 25, 2008, Mr. Hay served as the Presiding Director, presiding at executive sessions of the non-management directors. After the closing of the Capital Transaction and the resulting decrease in the size of the Board, the Board determined there was no longer a need for the position of Presiding Director. The Board now chooses one of its members to preside over each executive session of non-management directors. In 2008, the Board held four executive sessions of the non-management directors, which included all directors except Mr. Milne.
Meetings of and Voting by Independent Directors
Under our Corporate Governance Guidelines and the NYSE listing standards, the Board schedules an executive session of the Independent Directors at least annually. After the closing of the Capital Transaction, in accordance with each Certificate of Designations, Preferences and Rights of the Series B Stock, the Independent Directors are required to determine: (i) whether dividends on the Series B Stock should be paid quarterly in cash or accrued by the Company; (ii) the redemption of the Series B Stock by the Company; and (iii) any adjustment for unspecified action by the Company which would materially adversely affect the conversion rights of the holders of shares of the Series B Stock. In 2008, the Board held two executive sessions of the Independent Directors.
Attendance at Annual Stockholder Meetings
Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. MoneyGram did not hold a 2008 Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders.
Director Nominations
Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding regarding major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services would be an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. The Human Resources and Nominating Committee will seek to promote through the nomination process an appropriate diversity on the Board of experience (including international experience), expertise, perspective, age, gender and ethnicity. The Board will also consider the independence of a nominee under the NYSE listing standards, applicable SEC regulations and the Board’s categorical standards for independence contained in our Corporate Governance Guidelines.
In general, candidates for membership as independent members of the Board are evaluated, regardless of the source of the nomination, by the Human Resources and Nominating Committee for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines. However, so long as the Investors or their affiliates own, in the aggregate, Series B Stock, D Stock or common stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for their respective Board Representatives.
A stockholder making a nominating recommendation for the election of a director must ensure that the nomination complies with our Bylaw provisions on making stockholder proposals at an annual meeting. For information regarding stockholder proposals for our 2010 Annual Meeting of Stockholders, see the section entitled “Stockholder Proposals for the 2010 Annual Meeting” in this proxy statement.
Communications with the Board
Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors in writing and sent to the attention of the Corporate Secretary at the following address: MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Always Honest Hotline at 888-218-0282. The text of our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.
Code of Ethics
All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Ethics, our Always Honest policy and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary. The Company intends to disclose any amendment to, or waiver from, our Code of Ethics by disclosing such information on our website.
Policy and Procedures Regarding Transactions with Related Persons
The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.
In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).
Transactions with Related Persons
Messrs. Hay and Teplin also serve as members of the Board of Viad. Mmes. Hofer and Johnson Rice and Messrs. Kiernan, Rock and Wallace, all former directors of the Company who served during 2008 and until the closing of the Capital Transaction, previously served as members of the Board of Viad.

In June 2004, we entered into various agreements with Viad governing our division of liabilities in connection with the Spin-Off, including, but not limited to, an Employee Benefits Agreement and a Tax Sharing Agreement.
In connection with the Spin-Off and pursuant to the Employee Benefits Agreement, all liabilities under the Deferred Compensation Plan for Directors of Viad Corp (the “Viad director deferred compensation plan”) were transferred to MoneyGram. As directors or former directors of Viad, Mmes. Hofer and Johnson Rice and Messrs. Hay, Kiernan, Rock, Teplin and Wallace are participants in the Viad director deferred compensation plan. Deferred accounts under such plan ceased receiving contributions on June 30, 2004, but are credited by MoneyGram quarterly with dividend equivalents (when declared), in the case of stock unit accounts, and interest at a long-term medium-quality bond rate, in the case of cash accounts. Deferred amounts are payable after a director ceases to be a member of both the Viad and MoneyGram Boards of Directors. MoneyGram accrued, for the benefit of participants in the Viad director deferred compensation plan, an aggregate of $103,523 in 2008 in interest and dividends in connection with such liabilities.
Upon resignation from the Company’s Board on March 25, 2008, the resigning directors were entitled to receive distribution of all amounts previously accrued under the Viad director deferred compensation plan, the Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2004 director deferred compensation plan”) and the 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2005 director deferred compensation plan”), as applicable to each director. The following amounts were distributed under the Viad director deferred compensation plan: Ms. Hofer: $1,700,154; Ms. Johnson Rice: $255,214; Mr. Kiernan: $221,520; Mr. Rock: $496,305; and Mr. Wallace: $220,615. Also, the following amounts were distributed in cash under the 2004 director deferred compensation plan and the 2005 director deferred compensation plan: Mr. Ford: $17,034; Ms. Hofer: $15,151; Ms. Johnson Rice: $15,151; Mr. Kiernan: $74,192; Mr. Krueger: $17,039; Mr. Rock: $112,502; and Mr. Wallace: $95,260. In addition, 2,200 shares of common stock which were deferred under the 2005 director deferred compensation plan were distributed to each of Mr. Ford, Mmes. Hofer and Johnson Rice and Messrs. Kiernan, Krueger, Rock and Wallace. All amounts distributed under the aforementioned plans represented compensation and the related earnings or appreciation that had previously been deferred by the director.
In addition, in conjunction with the Spin-Off, MoneyGram assumed liability for the Viad Director’s Charitable Award Program (the “Charitable Award Program”). The liability assumed by MoneyGram includes (i) payment of monies to the charitable organization designated by the applicable director upon death and as provided in the Charitable Award Program and (ii) payment of premiums, or reduction in cash surrender value, on life insurance policies taken out by Viad on certain of the members of the Viad Board covered by the Charitable Award Program (including Mmes. Hofer and Johnson Rice and Messrs. Hay, Rock and Wallace) to fund benefits under the program. Viad has assigned such life insurance policies to MoneyGram and MoneyGram is now the beneficiary of such policies. In 2008, the cash surrender value decreased by approximately $45,000 in lieu of payment of premiums, and MoneyGram made payments totaling $100,000 to certain charitable organizations designated by a deceased director of Viad.
Equity Purchase Agreement
To effect the Capital Transaction, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold to the Investors 495,000 shares of B Stock and 265,000 shares of B-1 Stock for an aggregate purchase price of $760 million. The B Stock was issued to THL and the B-1 Stock was issued to Goldman Sachs.
The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.
The Investors have been provided with certain rights with respect to representation on and observation of the Board and committees of the Board, which has resulted in a change to the composition of the majority of the Board. For additional information, see “Proposal 6: Election of Directors — Board Structure and Composition” in this proxy statement. Additionally, the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming the conversion of all shares of Series B Stock into common stock). For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. For additional information, see “Proposal 3: Amendment to Amended and Restated Certificate of Incorporation to Provide for Proportional Voting of Directors” in this proxy statement.

The Series B Stock provides for payment of a cash dividend of ten percent, or, at the Company’s option, we may accrue dividends at a rate of 12.5 percent in lieu of paying a cash dividend. Dividends may be accrued for up to five years from the date of the Capital Transaction. After five years, if we are unable to pay the dividends in cash, dividends will accrue at a rate of 15 percent. To date, the Company has accrued all dividends on the Series B Stock and expects it will continue to do so for the foreseeable future. The Series B Stock also participates in dividends with the common stock on an as-converted basis. The B Stock is convertible into shares of common stock of the Company at a price of $2.50 per share, subject to adjustment. The B-1 Stock is automatically converted into B Stock upon transfer to any stockholder other than Goldman Sachs and its affiliates. While held by Goldman Sachs and its affiliates, the B-1 Stock is convertible into D Stock, which is a non-voting common equivalent stock.
The Series B Stock may be redeemed at the option of the Company if, after five years from the date of the Capital Transaction, the common stock trades above $15.00, subject to adjustment, for a period of thirty consecutive trading days. The Series B Stock is redeemable at the option of the Investors after ten years and upon a change of control.
The B Stock votes as a class with the common stock and the holders have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock. As of the record date, the holders of B Stock have approximately 80.8 percent of the voting power of our stock. The B-1 Stock held by Goldman Sachs is non-voting stock except for the rights of Goldman Sachs to vote on specific actions as set forth in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company. Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group.
The Purchase Agreement also provides that at this 2009 Annual Meeting of Stockholders we must seek approval of the amendments to our Amended and Restated Certificate of Incorporation described in Proposals 1, 3 and 4.
Equity Registration Rights Agreement
The Company and the Investors also entered into a Registration Rights Agreement (the “Equity Registration Rights Agreement”) on March 25, 2008, with respect to the Series B Stock and D Stock, and the common stock owned by the Investors and their affiliates (collectively, the “Registrable Securities”). Under the terms of the Equity Registration Rights Agreement, we are required, after a specified holding period, to use our reasonable best efforts to promptly file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep such shelf registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act and (3) fifteen years. The holders of the Registrable Securities are also entitled to five demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.
Note Purchase Agreement and Indenture
In connection with the anticipated completion of the Capital Transaction, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”), entered into a second amended and restated note purchase agreement (the “Second Amended Note Purchase Agreement”) dated as of March 17, 2008, with affiliates of Goldman Sachs (the “Initial Purchasers”) and THL Credit Partners L.P., a Delaware limited partnership (“THL CP”). Pursuant to the Second Amended Note Purchase Agreement, the Initial Purchasers acquired from Worldwide $500 million aggregate principal amount of its 13.25 percent senior secured second lien notes due 2018 (the “Notes”) pursuant to an indenture (the “Indenture”), by and among MoneyGram, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent (the “Trustee”). On April 7, 2008, THL CP acquired $20 million aggregate principal amount of the Notes from the Initial Purchasers.
The interest rate on the Notes is 13.25 percent per year unless interest is capitalized, in which case the interest rate increases to 15.25 percent. Prior to March 25, 2011, the Company has the option to capitalize interest of 14.75 percent, but must pay in cash 0.50 percent of the interest payable. To date, the Company has paid all interest under the Notes as currently due, and expects that it will continue to do so, barring unforeseen circumstances. The Notes contain covenants that, among other things, limit the Company’s ability to: incur or guarantee additional indebtedness; pay dividends or make other restricted payments; make certain investments; create or incur certain liens; sell assets or subsidiary stock; transfer all or substantially all of their assets or enter into merger or consolidation transactions and enter into transactions with affiliates. The covenants also substantially restrict the Company’s ability to incur additional debt, create or incur liens and invest assets that are subject to restrictions for the payment of payment service obligations. The Company is also required to maintain at least a 1:1 ratio of certain assets to outstanding payment service obligations.
The Company can redeem the Notes after five years at specified premiums. Prior to the fifth anniversary, the Company may redeem some or all of the Notes at a price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest, if any, plus a premium equal to the greater of one percent or an amount calculated by discounting the sum of (a) the redemption payment that would be due upon the fifth anniversary plus (b) all required interest payments due through such fifth anniversary using the treasury rate plus 50 basis points. Upon a change of control, the Company is required to make an offer to repurchase the Notes at a price equal to 101 percent of the principal amount plus accrued and unpaid interest. The Company is also required to make an offer to repurchase the Notes with proceeds of certain asset sales that have not been reinvested in accordance with the terms of the Note or have not been used to repay certain debt.
Notes Registration Rights Agreement
In connection with the issuance of the Notes, MoneyGram, Worldwide, the other guarantors party thereto and the Initial Purchasers entered into a registration rights agreement (the “Notes Registration Rights Agreement”), pursuant to which we and the other guarantors party thereto have agreed, upon the occurrence of certain events, to file a registration statement under the Securities Act to register the resale of the Notes by certain holders thereof.
Capital Transaction and Related Fees
In connection with the Capital Transaction, we paid total transaction costs of approximately $61.9 million to, or on behalf of, the Investors. Included in this amount is $20 million and approximately $7.7 million of fees and expenses, respectively, paid to THL and $22.5 million and approximately $4.2 million of fees and expenses, respectively, paid to Goldman Sachs. Also included in this amount is $7.5 milion paid to the Goldman Sachs Group on behalf of the Investors and at the direction of Goldman Sachs for an investment banking advisory fee payable to Goldman Sachs. In lieu of cash, this fee was paid through the issuance of 7,500 shares of B-1 Stock to the Goldman Sachs Group pursuant to a Subscription Agreement dated March 25, 2008. Since the closing of the Capital Transaction until December 2008, we have reimbursed certain legal expenses and out-of pocket expenses incurred by THL and Goldman Sachs in connection with their oversight of and consultation with the Company in the areas of information technology and operations, and various corporate matters, including Board matters, litigation, public disclosure, and ongoing business structuring and transactions. Amounts reimbursed on behalf of THL totaled approximately $669,000, and on behalf of Goldman Sachs totaled approximately $372,000.
HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT
The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully Submitted,
Seth W. Lawry (Chair)
Jess T. Hay
Scott L. Jaeckel

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Through closing of the Capital Transaction on March 25, 2008, the Human Resources Committee of the Company’s Board of Directors, comprised of Mr. Hay (Chair), Mmes. Hofer and Johnson Rice and Mr. Wallace, administered and made decisions regarding the Company’s executive compensation and benefit programs. Upon closing of the Capital Transaction, the Company’s former Human Resources Committee and the former Corporate Governance and Nominating Committee were merged into the Human Resources and Nominating Committee which is comprised of Messrs. Lawry (Chair), Jaeckel and Hay. Certain changes were also made to the Committee charter, giving the Committee the authority to determine CEO compensation. References to the “Committee” throughout the Compensation Discussion and Analysis are to the Human Resources Committee for periods prior to March 25, 2008 and to the Human Resources and Nominating Committee for periods after March 25, 2008.
The following discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosure under “Executive Compensation” in this proxy statement that describe the compensation of the Company’s President and CEO and the other current and former executive officers named in the Summary Compensation Table (the “Named Executives”). The Named Executives for 2008 are Anthony P. Ryan, who during 2008 served as Executive Vice President and Chief Operating Officer (interim principal executive officer) and as of January 21, 2009 was appointed President and CEO and a member of the Company’s Board of Directors; Philip W. Milne, former Chairman of the Board, President and CEO; David J. Parrin, former Executive Vice President and Chief Financial Officer; Teresa H. Johnson, Executive Vice President, General Counsel and Secretary; Daniel J. O’Malley, Senior Vice President, Global Payment Systems/President Americas; Mary A. Dutra, Executive Vice President, Global Payment Processing and Settlement; and Thomas E. Haider, former Senior Vice President and Chief Compliance Officer. Mr. Milne and MoneyGram mutually agreed that Mr. Milne’s employment with MoneyGram and its subsidiaries would terminate effective June 19, 2008. Mr. Haider and MoneyGram mutually agreed that Mr. Haider’s employment with MoneyGram and its subsidiaries would terminate effective May 23, 2008. For a description of the separation arrangements of Messrs. Milne and Haider, see footnotes 12 and 13, respectively, to the “Details Behind all Other Compensation Column” Table under “Executive Compensation” in this proxy statement. Mr. Parrin and MoneyGram mutually agreed that Mr. Parrin’s employment with MoneyGram and its subsidiaries would terminate effective March 24, 2009. For a description of the separation arrangements of Mr. Parrin, see footnote 2 to the “Special Severance Plans — Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Executive Compensation” in this proxy statement. Ms. Dutra and MoneyGram mutually agreed that Ms. Dutra’s employment with MoneyGram and its subsidiaries will terminate effective September 24, 2009. For a description of the pending separation arrangements of Ms. Dutra, see footnote 3 to the “Special Severance Plans - Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Executive Compensation” in this proxy statement.
The Company realized substantial net securities losses in its investment portfolio during the latter half of 2007 and first quarter of 2008, which resulted in the Capital Transaction on March 25, 2008. The losses had a significant impact on the Committee’s decisions for 2008 executive compensation. The Committee considered these events, the concentration of the substantial securities losses in the investment portfolio, the performance of the Company’s operating units excluding the losses and the need to retain key operating personnel, when determining 2008 executive compensation.
Executive Compensation Philosophy and Objectives
Generally, the objectives of the Company’s executive compensation and benefit program are to:
•	support growth and long-term value creation for stockholders;

•	align compensation with short-term and long-term business and financial objectives;

•	encourage the highest level of performance and accountability for the overall success of MoneyGram;

•	position MoneyGram competitively in an effort to recruit, from a scarce talent pool, high-caliber, experienced leaders and managers critical to the Company’s long-term success; and

•	support the long-term retention of the Company’s executives in order to maximize opportunities for teamwork, continuity of management and overall effectiveness.
Each element of the Company’s executive compensation and benefit program is designed to support and advance these general objectives.
Roles of the Committee, Outside Compensation Advisor and Management in Compensation Decisions
The Committee’s goal is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation strategy and programs. The Committee holds meetings from time to time, as needed, throughout the year and may also consider and take action by written consent in lieu of meeting.
Prior to the changes to the Committee Charter on March 25, 2008, the Committee had the authority to review and approve the compensation for the Company’s executive officers, including the Named Executives. Following the Charter Amendment, the Committee is responsible for approving all of the Named Executives’ base salaries, annual cash incentive and long-term incentives

(together referred to as “Direct Compensation”) and other benefits and perquisites provided. The Committee is also responsible for recommending compensation for the CEO to the Board of Directors.
The Committee meets annually to conduct a comprehensive review of Named Executives’ compensation. For the Named Executives other than the CEO, the Committee gives serious consideration to the recommendations of the CEO. These recommendations are based on the Company and individual performance evaluations, competitive market data and feedback provided by the Company’s human resources staff and Hewitt Associates, LLC (“Hewitt”), the Committee’s outside compensation advisor. In 2008, following the Capital Transaction, the Committee’s review process focused on merit and market adjustment increases in salary and annual incentives.
Hewitt reports directly to the Committee and works collaboratively, as directed by the Chairman of the Committee and with management. Hewitt’s primary responsibilities include providing market data and interpretation, information on executive compensation best practices and trends and context for recommendations on executive compensation packages for the Named Executives. The Committee periodically evaluates Hewitt’s ability to provide independent advice and after review in 2008, concluded that Hewitt was independent with regard to its services to the Committee because (i) it reported directly to the Committee and the Committee could solicit advice and consultation without management’s direct involvement and (ii) its scope of service was primarily related to work requested by the Committee. The Committee was aware of instances when Hewitt provided information to management that was relevant to the compensation of employees other than Named Executives and believed such services were immaterial and did not compromise Hewitt’s independence.
Analytical Tools and Considerations for Setting Compensation
The Committee considered a variety of information in setting compensation, including Company performance, competitive market data and the individual circumstances of the particular Named Executive, such as tenure, experience, individual performance and internal equity. Analytical tools used and the Company’s individual performance evaluation process are described in more detail below.
Competitive Benchmarking
To ensure that the Company’s compensation programs are fair and competitive in the marketplace, the Committee typically reviews and evaluates specific compensation levels for each Named Executive relative to market data on an annual basis. The analysis involves reviewing data from two sources: (1) a custom peer group and (2) broad-based executive compensation surveys.
The Committee approves a custom peer group of publicly traded companies that the Committee believes are representative of the executive talent pool for which we compete on the basis of industry focus, as well as scope of operations (the “Compensation Peer Group”). The data from this Compensation Peer Group is utilized when considering executive compensation. The market data is adjusted to account for size differences between MoneyGram and the companies in the Compensation Peer Group. The adjustment uses a revenue-based regression technique to compare MoneyGram’s revenue, adjusted when appropriate, to that of the Compensation Peer Group.
The companies in the 2008 Compensation Peer Group, as selected in November, 2007, were:

A.G. Edwards & Sons, Inc. Acxiom Corporation Advanta Corporation Alliance Data Systems Corp Alliant Techsystems Inc. ChoicePoint Inc. CME Group Inc.	Convergys Corporation Cullen/Frost Bankers Inc. DST Systems, Inc. efunds Corporation Equifax Inc. Euronet Worldwide, Inc. Fidelity National Info Svcs	Fiserv, Inc. Global Payments Inc. Heartland Payment Systems, Inc. Jones Lang Lasalle Inc. Lawson Software, Inc. Marshall & Ilsley Corporation Mastercard Inc.	Synovus Financial Corp Total System Services Inc. TransUnion, LLC Western Union Company

Elements of Compensation
Prior to 2008, the Company’s executive compensation and benefits program consisted of the elements outlined in the table below:

Direct Compensation	Other Compensation
Base salary Annual cash incentives Long-term incentives	Change of control severance agreements Non-qualified deferred compensation Supplemental executive retirement plan 401(k) plan Welfare benefits Perquisites
During 2008, the Committee either deferred consideration or changed certain compensation elements on a prospective basis, for long-term incentives and severance agreements as described more fully below.
Base Salary
Base salary provides a level of competitive compensation necessary to attract and retain high-caliber, top-executive talent. Increases to base salary for the Company’s Named Executives may be comprised of merit, promotion or market adjustments. Merit increases are determined on an annual basis, usually in the first quarter, reflecting performance for the previous year. Promotions and market adjustments to base salary are considered by the Committee when appropriate, throughout the year.
Base salary increases for the Company’s Named Executives are generally determined by the Committee based on competitive benchmarking data, CEO recommendations (other than for the CEO), individual performance evaluations and salary increase guidelines set by the Committee. Prior to 2008, the Committee targeted the base salary for the Company’s Named Executives at the median (50th percentile) of the Compensation Peer Group and nationally recognized broad based executive compensation surveys, which reflected its belief that this competitive level of base pay was warranted based on the demands placed on the Company’s Named Executives. Named Executives could be paid above or below the median depending on their individual performance and experience. Salary increase guidelines for 2008 were tied directly to competitive compensation data and individual performance.
The only adjustments to annual base salary rates for the Named Executives in 2008 were as follows: Mr. Ryan and Ms. Johnson received a 5.2 percent and 10.2 percent increase, respectively, effective May 2008, based on their considerable experience, responsibilities, value to the Company, and in consideration of competitive compensation market data. Mr. O’Malley received a 6 percent merit increase effective April 2008, based on his individual performance and achievement of operating objectives.
Annual Cash Incentive Plan
The annual cash incentive plan was designed to focus Named Executives on achieving the annual financial goals, and, by extension, to drive value creation for shareholders. The Committee established a target incentive opportunity for each Named Executive that was expressed as a percentage of base salary paid during the applicable year. Annual incentive payments could exceed the targeted level, up to a maximum percentage of twice the annual target incentive opportunity, if performance exceeded targeted levels. At the threshold level, the annual target incentive opportunity is decreased by 50 percent, and could decrease to zero if performance falls below threshold levels. Actual cash incentive awards depended on achievement of annual performance goals established by the Committee for MoneyGram, and overall individual performance. The Committee, with input from management, determined the financial objectives for the Named Executives in order to place the appropriate focus on desired results and key initiatives.
On March 24, 2008, the Board of Directors of MoneyGram amended and restated the annual cash incentive plan. The amendment authorized the Committee to establish a limit on the annual bonus to be paid to each participant in the annual cash incentive plan based on performance goals selected from those included in the stockholder-approved 2005 incentive plan. The amendment also provided the Committee the ability, in its discretion, to pay bonuses less than the established limits based on factors that the Committee determines.
The Committee reviewed annual incentive targets to ensure market competitiveness of the Company’s executive compensation program. On May 7, 2008, the Committee increased annual incentive targets for Mr. Ryan (from 60 percent to 65 percent of base earnings) and Ms. Johnson and Mr. O’Malley (from 50 percent to 55 percent of base earnings), based on its review of the competitive market data.

On May 7, 2008 the Committee determined the 2008 target award opportunity for each Named Executive under the annual cash incentive plan as follows:
Target Opportunity

Percent of Base
Name	Earnings
Anthony P. Ryan	65%
David J. Parrin	60%
Teresa H. Johnson	55%
Daniel J. O’Malley	55%
Mary A. Dutra	50%

Former Officers in 2008

Philip W. Milne	100%
Thomas E. Haider	40%
Performance Metrics and Results
In 2008, the key corporate financial objectives and weighting were: net revenue—20 percent; earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for certain items as approved by the Committee (“Adjusted EBITDA”)—60 percent; and capital expenditure efficiency, including payment of agent signing bonuses—20 percent. The target performance level for net revenue, Adjusted EBITDA and capital expenditure efficiency were $699.8 million, $216.1 million and less than $145.0 million, respectively. Threshold levels are set such that they may be attained with satisfactory company performance. Maximum levels are set such that they may only be attained with exceptional company performance. The threshold and maximum performance levels for net revenue varied from target by approximately 1 percent. The threshold and maximum performance levels for Adjusted EBITDA varied from target by approximately 3 to 4 percent. The capital expenditure efficiency requirement for threshold was reduced by 3.5 percent from target and was the same as target at maximum. The 2008 level of achievement for the Named Executives was 160 percent of target, based on achievement of the maximum levels of Adjusted EBITDA at $223.6 million and capital expenditure efficiency at $114.4 million, and achievement of net revenue below the threshold level.
Funding Limits
An annual incentive funding limit is established for each Named Executive based on EBITDA of MoneyGram. Once the formula has been applied, the Committee may adjust the actual incentive amounts in accordance with the annual cash incentive plan but not in excess of the funding limit for Named Executives. The Committee did not exercise any discretion to adjust actual incentives for Named Executives upward or downward in 2008.
Long-Term Incentives
The Committee did not grant any long-term incentive awards in 2008 due to continuing disruptions in the capital markets, and the re-positioning of certain of the Company’s products and services. Moreover, the Committee determined it would be prudent to appoint a new CEO prior to the determination of any long-term incentives.
Historically, the Committee granted performance-based stock units under the MoneyGram International, Inc. Performance Unit Incentive Plan (“performance-based stock unit plan”). For the 2006-2008 performance period, the key corporate financial objectives and weighting were 70 percent earnings per share and 30 percent net revenue. The threshold performance level for earnings per share and net revenue were $1.30 and $573,602, respectively. The target performance level for earnings per share and net revenue were $1.49 and $658,438, respectively. The maximum performance level for earnings per share and net revenue were $1.62 and $716,919, respectively. Due to substantial losses in the Company’s investment portfolio, the performance-based stock unit plan financial objectives were not attained for the 2006-2008 performance period. Consequently, the Named Executives did not earn a payout under the performance-based stock unit plan for the performance period.
Restructuring Bonuses
On February 28, 2008, the Board of Directors of MoneyGram authorized the payment of discretionary restructuring bonuses, contingent upon the closing of a restructuring transaction of the Company. The contingent bonuses were intended to be paid to key employees who expended extraordinary efforts and were key to driving the restructuring of the Company, including each of the

Named Executives. Although the Company completed the Capital Transaction on March 25, 2008, restructuring bonuses were not paid to Messrs. Ryan, Milne, Parrin and Ms. Dutra. Restructuring bonuses in the amount of $30,000 were paid to Messrs. O’Malley and Haider and the restructuring bonus originally awarded to Ms. Johnson was reduced to $100,000. These changes were made in order to adhere to the closing conditions of the Capital Transaction.
Other Compensation and Benefits
A portion of the Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. These programs help us effectively recruit and retain high-caliber talent, compete for talent with other companies that commonly offer similar programs and maximize the time that a Named Executive has available to focus on the Company’s business.
Retirement Benefits and Deferred Compensation
The Company’s retirement benefits and deferred compensation plans consist of the following:
•	the MoneyGram International, Inc. 401(k) Plan (the “401(k) plan”);

•	the MoneyGram Pension Plan (the “pension plan”);

•	the MoneyGram Supplemental Pension Plan (the “supplemental pension plan”); and

•	the MoneyGram International, Inc. Deferred Compensation Plan (the “deferred compensation plan”).
Each of these plans is discussed in “Executive Compensation – Retirement Plans” in this proxy statement.
Perquisites
The objective of the Company’s perquisites program is to provide certain benefits that help recruit and retain Named Executives. In 2008, certain of the Named Executives were eligible for, but may not have received, the following perquisites:

Executive Benefit	Description

Financial planning services	$10,150 annually + tax gross up of $5,000-$6,000

Car allowance	$14,400 annually for Mr. Milne; $9,600 for each other Named Executive
Country club dues	Annual reimbursement ranging from $4,026 to $10,842
Personal use of company aircraft	For Mr. Milne, up to 25 hours of personal travel annually and additional time upon approval of the Chair of the Committee; as well as tax reimbursement for imputed income. For each other Named Executive, based on discretion of CEO.
Additional information on the value of perquisites offered to each Named Executive in 2008, as well as the valuation methods for such perquisites, can be found in ”Executive Compensation – Summary Compensation Table” in this proxy statement.
Stock Ownership Guidelines and Policy Regarding Trading in Company Stock
Stock ownership guidelines were adopted in 2005 to further align the interests of approximately 15 of the Company’s top executives with those of stockholders. Under the guidelines, certain executives were expected to acquire and hold common stock with a value equal to a multiple of their base salary as determined by their position: five times base salary for the CEO, three times base salary for all executives reporting to the CEO and 1.5 times base salary for other executives. Because the guidelines are set in dollars as a multiple of salary, and not as a number of shares, guideline compliance is sensitive to changes in stock price. Although the Company’s executives had previously met or made meaningful progress according to the ownership guidelines, as a result of adverse business conditions and a related decline in stock price in 2007, none of the Company’s executives are presently in compliance with their ownership guidelines. Accordingly, on September 4, 2008, the Board of Directors, upon recommendation of the Committee, temporarily suspended the stock ownership guidelines for executive officers and directors. The Committee acknowledged that stock ownership guidelines are desirable and guidelines will be re-considered when appropriate.
MoneyGram has policies and procedures for transactions in MoneyGram securities that are designed to ensure compliance with all insider trading rules. This policy also prohibits officers and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of MoneyGram securities, including “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities) and hedging transactions.
Severance Benefits
The Company’s existing severance benefits were instituted prior to and in certain instances amended in connection with the Capital Transaction. The objective of the Company’s severance benefits is to provide financial protection in the event of a change of control or other termination that could disrupt the careers of the Named Executives. The severance plans allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders, while alleviating the Named Executives concerns over possible loss of employment in the event of a change of control or other termination. Severance benefits provide an economic means for the Named Executives to transition away from MoneyGram employment.
The executive severance plan and special severance plan (referenced below) cover all Named Executives and certain other executives. Generally, executives hired following the Capital Transaction have not been eligible to participate in the executive severance plan or special severance plan. Participation by an executive in either plan requires approval by the Committee. For a description of the Company’s executive severance plan and special severance plan, see “Executive Compensation – Severance Plans” in this proxy statement.
Executive Severance Plan
The Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I and Tier II) (the “executive severance plan”) is how MoneyGram provides change of control severance benefits to the Named Executives.
Selected executives, including each of the Named Executives are eligible to participate in the executive severance plan. The executive severance plan provides that if within a specified period of time after a change of control of MoneyGram, the executives’ employment is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump sum payment and certain other benefits.
In connection with the Capital Transaction, a number of amendments were made to the executive severance plan. First, the Committee determined that the Capital Transaction did not constitute a change of control under the compensation plans of the Company, including, without limitation, the executive severance plan. Additionally, the amendments made to the executive severance plan eliminated the rights of Named Executives to voluntarily terminate employment without good reason (as defined in the executive severance plan) and receive benefits.
Special Severance Plan
The MoneyGram International, Inc. Special Executive Severance Plan (Tier I and Tier II) (the “special severance plan”), adopted in connection with the Capital Transaction on March 25, 2008, provides severance benefits to participating Named Executives whose employment is terminated either by MoneyGram without cause, or by the Named Executive for good reason, provided that the separation occurs within twenty-four months after the effective date of the Capital Transaction. The potential payments and benefits a Named Executive would receive under the special severance plan are reduced by the service period from the date of the Capital Transaction through the date of separation. The special severance plan expires on March 24, 2010.
Messrs. Milne, Parrin and Haider received benefits under the special severance plan following termination of their employment. Ms. Dutra will receive benefits under the special severance plan following termination of her employment.
Policy for Deductibility of Compensation
The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Internal Revenue Code (“Code”). Section 162(m) limits deductibility to $1 million for certain executive officers unless certain conditions are met. To date, the Company has designed and administered its executive compensation and benefit program so that all compensation paid by MoneyGram to the Named Executives, other than severance, qualified as deductible compensation expense. Although the Committee was mindful of the limitation imposed by Section 162(m) of the Code, it also recognized that in subsequent periods facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of MoneyGram or out of step with then prevailing competitive market conditions. In such event, the Committee’s priority would be protection of MoneyGram’s best interests rather than compliance with the technical limitations imposed by the Code.

Other Agreements
On May 27, 2008, the Company entered into a three-month Consulting Agreement with Mr. Haider under which Mr. Haider provided consulting services in the areas of government affairs and regulatory compliance. Mr. Haider received $60,000 for services under the Consulting Agreement, which expired by its terms on August 27, 2008.
Each of the Named Executives has entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under this agreement, each Named Executive agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under this agreement, each Named Executive agrees to non-competition provisions not to solicit any of the Company’s employees or customers for defined periods of time.
Clawbacks
Each plan affecting Direct Compensation provides that the Committee may seek reimbursement of incentives paid to a Named Executive if after payment it is determined that the Named Executive engaged in misconduct, acted in a manner significantly contrary to MoneyGram’s interest or breached a non-competition agreement. To date, the Committee has not exercised this right with respect to any plan award previously paid.
2009 Compensation Decisions
Executive Chairman
On June 30, 2008, the Board engaged Heidrick & Struggles to conduct the search for the Chairman of the Board and CEO, and delegated authority to the Committee to manage the search process. After an extensive search and interview process by the Committee, the Board was presented with a slate of qualified candidates. On January 21, 2009, the Board appointed Pamela H. Patsley as Executive Chairman of the Company and elected her Chairman of the Board, and determined the CEO role would be separated. In connection with Ms. Patsley’s appointment, she entered into an Employment Agreement with MoneyGram, effective January 21, 2009, which continues, subject to the agreement’s termination provisions, for a period of four years. In determining Ms. Patsley’s total compensation package, the Committee undertook an analysis of the scope and responsibilities of the position, as well as data from the Compensation Peer Group and broad-based executive compensation surveys. Under the terms of the Employment Agreement, Ms. Patsley is required to devote 50 percent of her time to MoneyGram, receive an initial annual base salary of $500,000, subject to annual review. Ms. Patsley is eligible to receive the benefits generally provided to senior executives of the Company. Ms. Patsley will participate in the Company’s annual incentive plan covering the other Named Executives. Her annual incentive target bonus opportunity will be 50 percent of base salary earnings, and could exceed the target level, up to a maximum percentage of twice the annual target incentive level, if performance exceeds the target level. If Ms. Patsley’s employment is terminated for a reason other than cause (as defined in the agreement), death or disability, or if she terminates for good reason (as defined in the agreement), she is entitled to receive a severance allowance in an amount equal to one times her then-current base salary plus a pro rata portion of her then-current annual cash incentive target bonus. In addition, MoneyGram will continue certain benefits and accelerate the vesting of a portion of stock option awards. Under the agreement, Ms. Patsley is subject to a one-year post-employment non-competition provision.
In addition, in connection Ms. Patsley’s appointment, Ms. Patsley was granted non-qualified stock options to purchase 4.7 million shares of common stock of MoneyGram, with an exercise price of $1.50. The grant was made under the 2005 incentive plan. Options for 50 percent of the shares are considered time vested and options for 50 percent of the shares are considered performance vested. Except with respect to options to purchase 500,000 shares (allocated pro-rata between time vested and performance vested), the options will not vest and are subject to forfeiture if the stockholders of MoneyGram do not approve Proposal 5. The grant will expire on January 21, 2019 if the options are not exercised on or prior to that date. Affiliates of THL have provided an executed Proxy appointing Teresa H. Johnson, MoneyGram’s Executive Vice President, General Counsel and Secretary, as attorney and proxy to vote their shares “FOR” certain amendments to the 2005 incentive plan at this annual meeting of stockholders. For additional information, see “Proposal 5: Amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan” in this proxy statement.
The time vested options will vest in equal installments over four years on the anniversary of the grant date. The performance vested options will vest as follows: options for 50 percent of the shares will vest when the value of the common stock of MoneyGram has reached $3.00 per share for a period of 20 consecutive trading days during the five-year period following the grant date; and options for 50 percent of the shares will vest when the value of the common stock of MoneyGram has reached $4.50 per share for a period of 20 consecutive trading days during the five-year period following the grant date. If the shares of common stock of MoneyGram are not publicly traded, then the performance vested options will vest based on value realized by certain of the Company’s investors.

Chief Executive Officer
On January 21, 2009, in conjunction with the hiring of Ms. Patsley as Executive Chairman, the Board separated the roles of Executive Chairman and CEO and appointed Anthony P. Ryan the President and CEO of MoneyGram, a position he also holds at MoneyGram’s principal operating subsidiaries, and elected him a member of the Board. Mr. Ryan previously held the role of Executive Vice President and Chief Operating Officer for the Company.
2009 Base Salary Changes
Due to economic conditions and the Company’s focus on cost control in 2009, no merit increases to base salary levels have been implemented for employees in 2009, including the Named Executives.
2009 Performance Objectives for Annual Cash Incentive
To align the Named Executives annual incentive compensation opportunities with the Company’s plan and its growth objectives, the Committee set the 2009 executives’ annual incentive compensation award targets for corporate performance as follows: net revenue for the core products of money transfer and urgent bill payment—30 percent, Adjusted EBITDA—60 percent, and capital expenditure efficiency, including the payment of agent signing bonuses—10 percent.. The corporate objectives and weighting at the maximum performance level are net revenue for the core products of money transfer and urgent bill payment—60 percent, Adjusted EBITDA—130 percent, and capital expenditure efficiency, including the payment of agent signing bonuses—10 percent. The plan design for 2009 is largely similar to the previous year, except for the weightings for each objective.
2009 Compensation Peer Group
The Committee added the following companies to the Compensation Peer Group for 2009: Dun & Bradstreet Corp, Metavante Technologies, Inc. and On-line Resources, Inc. The following companies were removed from the Compensation Peer Group for 2009: A.G. Edwards, Alliant Techsystems, Inc., ChoicePoint Inc., CME Group, Cullen/Frost Bankers Inc., efunds Corporation, Marshall & Ilsley Corporation and Mastercard Inc.
The companies in the 2009 Compensation Peer Group are:

Acxiom Corporation	Dun & Bradstreet Corp.	Heartland Payment Systems, Inc.	TransUnion, LLC.
ACI Worldwide	Equifax, Inc.	Jones Lang LaSalle	Western Union Company
Advanta Corp.	Euronet Worldwide, Inc.	Lawson Software
Alliance Data Systems Corp.	Fidelity National Info Svcs	Metavante Technologies, Inc.
Convergys Corporation	Fiserv, Inc.	Online Resources, Inc.
DST Systems, Inc.	Global Payments, Inc.	Total Systems Services, Inc.
The Committee generally maintains the continuity of the Compensation Peer Group from year to year. However, changes in the composition of the group sometimes occur as companies enter or exit the publicly traded marketplace, are involved in mergers and acquisitions, experience significant downward results, change in relative size or geography or in instances in which compensation data is otherwise unavailable.
2009 Perquisites
On February 9, 2009, the Committee approved the elimination of certain perquisites for eligible Named Executives, in keeping with the Company’s expense control initiatives. The Committee believes that its perquisite program remains market competitive following these changes. The following perquisites were eliminated for 2009: country club dues; tax reimbursement for financial planning services; car allowance; personal use of company aircraft. The company aircraft is currently for sale and is not being used for business purposes as part of the Company’s cost control initiatives.
2009 Other Compensation and Benefits
On February 9, 2009, the Committee eliminated the matching feature of up to four percent of compensation that was previously provided under the deferred compensation plan.

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit program.
SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Non-Qualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and			Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year		($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Anthony P. Ryan	2008		451,250	—	15,980	132,247	469,300	47,749	50,129	1,166,655
President and Chief	2007		395,723	—	277,806	147,702	—	96,574	71,525	989,330
Executive Officer	2006		353,854	—	264,817	78,871	671,010	62,216	68,923	1,499,691

Philip W. Milne (7)	2008		418,269	—	117,500	442,008	—	(954)	13,309,013	14,285,836
Former President,	2007		714,039	—	587,238	530,989	—	365,862	351,777	2,549,905
Chief Executive Officer	2006		642,692	—	684,382	309,567	2,630,700	233,581	308,770	4,809,692
and Chairman of the Board

David J. Parrin (8)	2008		375,580	—	20,680	143,710	360,600	48,891	59,037	1,008,498
Former Executive Vice	2007		370,308	—	241,771	166,214	—	88,278	99,041	965,612
President and Chief	2006		351,485	—	142,608	96,447	748,000	56,432	83,800	1,478,772
Financial Officer

Teresa H. Johnson	2008		313,342	100,000	8,225	76,560	275,700	53,586	55,803	883,216
Executive Vice	2007	(9)
President, General	2006		278,223	—	80,167	57,354	491,031	84,920	56,011	1,047,706
Counsel and Secretary

Daniel J. O’Malley	2008		315,432	30,000	—	54,720	277,600	40,691	21,618	740,061
Senior Vice President, Global Payment Systems/ President Americas

Mary A. Dutra (10)	2008		295,400	—	7,910	72,621	236,300	30,065	52,778	695,075
Executive Vice	2007		291,253	—	224,501	86,512	—	194,311	54,282	850,859
President, Global Payment Processing and Settlement

Thomas E. Haider (11)	2008		119,371	30,000	—	36,493	—	(66)	1,642,564	1,828,362
Former Senior Vice President and Chief Compliance Officer

(1)	The following amounts were deferred pursuant to the deferred compensation plan and are reported in the 2008 Nonqualified Deferred Compensation table below: Mr. Ryan, $19,786 for 2007 and $17,693 for 2006; Mr. Milne, $16,731 for 2008, $28,561 for 2007 and $32,135 for 2006; Mr. Parrin, $17,574 for 2006; Ms. Johnson, $12,534 for 2008 and $13,911 for 2006; and Ms. Dutra, $11,816 for 2008 and $14,563 for 2007.

(2)	In 2008, MoneyGram awarded restructuring bonuses relating to the Capital Transaction which are recorded under the Bonus column of this table. In 2008, 2007 and 2006, MoneyGram also awarded bonuses based solely on MoneyGram’s achievement of certain performance targets established under incentive plans, which bonus amounts, if any, are recorded under the Non-Equity

Incentive Plan Compensation column of this table.

(3)	Includes amounts for stock awards and stock options granted in 2003, 2004, 2005, 2006, 2007 and 2008 to the extent the vesting period for such grants fell in 2008, 2007 or 2006, respectively. The amounts in these columns exclude estimated forfeitures. Refer to Footnotes 3 and 14 of Item 8 of the 2008 Form 10-K for our policy and assumptions made in the valuation of share-based payments.

(4)	Non-equity incentive plan compensation represents awards earned during 2008, 2007 and 2006, respectively, in recognition of achievement of performance goals under the annual cash incentive plan and the performance-based stock unit plan. Due to losses in our investment portfolio during 2007, the financial objectives under the annual cash incentive plan for 2007 and the performance-based stock unit plan for the 2005-2007 and the 2006-2008 performance periods were not attained. Consequently, the Named Executives did not earn an annual cash incentive plan payout or performance-based stock unit payout in 2007 or a performance-based stock unit payout in 2008. The following amounts were earned based on achievement of the performance goals at a level between target and maximum for 2008 and the maximum level for 2006, respectively: Mr. Ryan, for 2008, under the annual cash incentive plan, $469,300 and for 2006, under the annual cash incentive plan, $389,200 and under the performance-based stock unit plan, $281,810; Mr. Milne, for 2006, under the annual cash incentive plan, $1,156,800 and under the performance-based stock unit plan, $1,473,900; Mr. Parrin, for 2008, under the annual cash incentive plan, $360,600 and for 2006, under the annual cash incentive plan, $386,600 and under the performance-based stock unit plan, $361,400; Ms. Johnson, for 2008, under the annual cash incentive plan, $275,700 and for 2006, under the annual cash incentive plan, $278,200 and under the performance-based stock unit plan, $212,831; Mr. O’Malley, for 2008, under the annual cash incentive plan, $277,600; and Ms. Dutra, for 2008, under the annual cash incentive plan, $236,300.

(5)	This column represents both changes in pension value for the Named Executives and above market earnings on deferred compensation. The changes in pension values (pension plan and supplemental pension plan) were as follows: Mr. Ryan, $46,250 for 2008, $96,574 for 2007 and $62,178 for 2006; Mr. Milne, $(7,375) for 2008, $365,044 for 2007 and $231,999 for 2006; Mr. Parrin, $44,408 for 2008, $87,942 for 2007 and $56,391 for 2006; Ms. Johnson, $51,084 for 2008 and $84,429 for 2006; Mr. O’Malley, $40,614 for 2008; Ms. Dutra, $29,114 for 2008 and $194,311 for 2007; and Mr. Haider, $(67) for 2008.

“Above market earnings” is defined as the difference between the interest rate paid by MoneyGram and 120 percent of the applicable federal long term rate. The above market earnings on deferred compensation were as follows: Mr. Ryan, $1,499 for 2008 and $38 for 2006; Mr. Milne, $6,421 for 2008, $818 for 2007 and $1,582 for 2006; Mr. Parrin, $4,483 for 2008, $336 for 2007 and $41 for 2006; Ms. Johnson, $2,502 for 2008 and $491 for 2006; Mr. O’Malley, $77 for 2008; Ms. Dutra, $951 for 2008; and Mr. Haider, $1 for 2008. For Mr. Milne, above market earnings in 2006 included amounts earned under the deferred compensation plan and a Viad deferred compensation plan assumed by MoneyGram (the “Viad deferred compensation plan”). For 2007 and beyond, all amounts are earned under the deferred compensation plan because the Viad accounts were merged into the deferred compensation plan.

(6)	For a breakdown of the components which comprise all other compensation for the Named Executives, refer to the table entitled “2008 Details Behind All Other Compensation Column Table” immediately below.

(7)	MoneyGram entered into an employment agreement with Mr. Milne effective July 1, 2005, as amended and restated on November 5, 2007 (the “Milne employment agreement”). The three-year term of the agreement would have expired on July 1, 2008, subject to an automatic one-year renewal. The Milne employment agreement provided that Mr. Milne was eligible to participate in the annual cash incentive plan and the performance-based stock unit plan, and was eligible to certain perquisites as described below and in “Compensation Discussion and Analysis – Other Compensation and Benefits – Perquisites” in this proxy statement. On June 18, 2008, Mr. Milne and MoneyGram mutually agreed that Mr. Milne’s employment with MoneyGram and its subsidiaries would terminate effective June 19, 2008 (the “Milne Separation”). For a description of Mr. Milne’s separation arrangements, see footnote 12 to the “2008 Details Behind All Other Compensation Column Table” immediately below.

(8)	On March 20, 2009, Mr. Parrin and MoneyGram mutually agreed that Mr. Parrin’s employment with MoneyGram and its subsidiaries would terminate effective March 24, 2009 (the “Parrin Separation”). For a description of Mr. Parrin’s separation arrangements, see footnote 2 to the “Special Severance Plans – Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Severance Plans” in this proxy statement.

(9)	Ms. Johnson was not a Named Executive for the year ended December 31, 2007.

(10)	On March 25, 2009, Ms. Dutra and MoneyGram mutually agreed that Ms. Dutra’s employment with MoneyGram and its subsidiaries will terminate effective September 24, 2009 (the “Dutra Separation”). For a description of Ms. Dutra’s pending separation arrangements, see footnote 3 to the “Special Severance Plans – Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Severance Plans” in this proxy statement.

(11)	On May 16, 2008, Mr. Haider and MoneyGram mutually agreed that Mr. Haider’s employment with MoneyGram and its subsidiaries would terminate effective May 23, 2008 (the “Haider Separation”). For a description of Mr. Haider’s separation arrangements, see footnote 13 to the “2008 Details Behind All Other Compensation Column Table” immediately below.

2008 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

		Perquisites		Registrant
		and		Contributions to
		Other		Defined		Tax
		Personal		Contribution	Insurance	Reimbursements
Name	Year	Benefits ($)		Plans ($)(8)	Premiums ($)(9)	($)(10)	Severance		Other ($)(11)	Total ($)
Anthony P. Ryan	2008	26,101	(1)	13,800	90	5,713	—		4,425	50,129
Philip W. Milne	2008	55,122	(2)	9,200	144	5,929	13,169,994	(12)	68,624	13,309,013
David J. Parrin	2008	33,451	(3)	13,800	90	8,784	—		2,912	59,037
Teresa H. Johnson	2008	22,000	(4)	13,800	90	5,713	—		14,201	55,803
Daniel J. O’Malley	2008	6,004	(5)	13,800	90	15	—		1,709	21,618
Mary A. Dutra	2008	20,068	(6)	13,800	90	5,697	—		13,124	52,778
Thomas E. Haider	2008	9,318	(7)	4,775	90	474,372	1,093,962	(13)	60,047	1,642,564

(1)	Perquisites provided to Mr. Ryan were comprised of: annual car allowance, annual financial counseling services and reimbursement of country club membership fees or dues, including all costs of membership.

(2)	Perquisites provided to Mr. Milne were comprised of: annual car allowance, annual financial counseling services, reimbursement of country club membership fees or dues, including all costs of membership, and 14.4 hours of personal aircraft travel valued at $11,071. Such amount was calculated using the aggregate incremental cost method and based on the variable operating costs to MoneyGram of such travel, including fuel costs, mileage, landing fees, flight planning, crew travel expenses and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries and the cost of the corporate aircraft, are excluded. The Company has determined to sell its corporate aircraft and eliminated all personal use of aircraft beginning in May 2008.

In addition, MoneyGram paid 100 percent of the premiums for Mr. Milne’s medical and dental plans. Such plans provided 100 percent coverage to Mr. Milne, his spouse and dependents up to age 25. The amount included in this column represents the premiums paid by MoneyGram on Mr. Milne’s behalf.

(3)	Perquisites provided to Mr. Parrin were comprised of: annual car allowance, annual financial counseling services and reimbursement of country club membership fees or dues, including all costs of membership.

(4)	Perquisites provided to Ms. Johnson were comprised of: annual car allowance, annual financial counseling services, reimbursement for health club membership and annual executive physical examination.

(5)	Perquisites provided to Mr. O’Malley were comprised of: reimbursement of country club membership fees or dues, including all costs of membership, and reimbursement for health club membership.

(6)	Perquisites provided to Ms. Dutra were comprised of: annual car allowance, annual financial counseling services and reimbursement for health club membership.

(7)	Perquisites provided to Mr. Haider were comprised of: annual car allowance and annual financial counseling services.

(8)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The 401(k) plan also gives the Board the right to grant an annual discretionary profit sharing contribution. In February 2009, the Board approved a discretionary contribution of two percent of compensation related to 2008.

Each of the Named Executives (except Mr. Haider) received $9,200 as matching contributions pursuant to the 401(k) plan and Mr. Haider received $4,775. Each of the Named Executives (except Messrs. Milne and Haider) received profit sharing contributions of $4,600 pursuant to the 401(k) plan.

(9)	Represents premiums paid by MoneyGram in 2008 for life insurance covering each of the Named Executives.

(10)	Represents tax reimbursements paid to each of the Named Executives associated with financial planning services and aircraft usage. In addition, Messrs. Milne and Parrin received tax reimbursement attributable to taxes they incurred for personal use of our aircraft of $3,451 and $3,776, respectively. Tax reimbursements for all benefits have been eliminated beginning in 2009.

With respect to Mr. Haider, the amount includes a $471,124 excise tax and gross up on his severance package. For additional information regarding tax reimbursements in connection with the Milne Separation and Haider Separation, see footnotes 12 and 13 of this table below.

(11)	The deferred compensation plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under the 401(k) plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. In addition, the deferred compensation plan allows selected participants to defer the receipt of salary and incentive payments. At MoneyGram’s discretion, employees may be granted matching credits with respect to compensation and incentive pay deferrals on a dollar-for-dollar basis, up to four percent of eligible compensation.

The Named Executives received the following matching contributions pursuant to the deferred compensation plan: Ms. Johnson, $12,534; and Ms. Dutra, $11,816. In addition, the Named Executives received the following supplemental profit sharing contributions pursuant to the deferred compensation plan: Mr. Ryan, $4,425; Mr. Parrin, $2,912; Ms. Johnson, $1,667, Mr. O’Malley, $1,709; and Ms. Dutra, $1,308.

With respect to Messrs. Milne and Haider, the amounts reflected include $68,624 and $47, respectively, in distributions that were made from the deferred compensation plan.

With respect to Mr. Haider, the amount includes $60,000 paid in connection with a three-month Consulting Agreement entered into on May 27, 2008.

(12)	MoneyGram and Mr. Milne were parties to the Milne employment agreement and Mr. Milne was also a participant in the Tier I special severance plan. MoneyGram and Mr. Milne entered into a Separation Agreement and Release of all Claims (the “Milne separation agreement”) dated as of June 18, 2008, which provided for Mr. Milne’s resignation as MoneyGram’s President and CEO, as well as Chairman of MoneyGram’s Board effective June 19, 2008. Under the Milne separation agreement, Mr. Milne received the severance benefits to which he was entitled under the terms of the Tier I special severance plan. These benefits were as follows: (i) $2,054,167 as salary severance; (ii) $3,277,600 as bonus severance under the annual cash incentive plan; (iii) $4,176,050 as bonus severance under the performance-based stock unit plan; (iv) an increase in the retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable if Mr. Milne’s employment had continued through March 24, 2011, payable over ten years commencing in 2014 when Mr. Milne first attains retirement age, a benefit valued at approximately $3,444,443 as of December 31, 2008; (v) a payment in the amount of $149,231 in lieu of certain perquisites; and (vi) certain other benefits including continuation of life, medical and dental insurance for a period of three years and outplacement benefits. In general, cash payments, other than those with respect to the supplemental pension plan, were made in January 2009. Under the Milne separation agreement, Mr. Milne agreed that, for a period of two years following the separation date, he will not (i) engage in any activities in competition with the business of MoneyGram or (ii) solicit employees or customers of MoneyGram. The special severance plan provides for, and the Milne separation agreement acknowledges, that to the extent any of the payments are subject to the excise tax under Section 280G of the Code, an additional payment will be made in an amount sufficient to allow Mr. Milne to pay all excise taxes without a reduction in severance payments. At the present time, based on the value to the Company of the non-competition and non-solicitation provisions contained in the Milne separation agreement, the Company does not anticipate paying any excise tax or gross up in connection with the special severance plan. Mr. Milne also relinquished all of his rights under the employment agreement, including (i) his right to receive lifetime medical and dental insurance coverage and (ii) the right to accelerated vesting of his stock option and restricted stock grants. Subject to certain limitations, MoneyGram agreed to indemnify Mr. Milne in any action, suit, claim or proceeding arising out of Mr. Milne’s performance of services for MoneyGram and to pay attorneys fee in connection with the Milne separation agreement. The Milne separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations.

(13)	Mr. Haider was a participant in the Tier II special severance plan. MoneyGram and Mr. Haider entered into a Separation Agreement and Release of all Claims (the “Haider separation agreement”) dated as of May 16, 2008, which provides for Mr. Haider’s resignation as MoneyGram’s Senior Vice President and Chief Compliance Officer and stated that Mr. Haider would provide transition consulting services to the Company under a three-month Consulting Agreement. Mr. Haider also received the severance benefits to which he was entitled under the terms of the Tier II special severance plan. These benefits were as follows: (i) $440,642 as salary severance; (ii) $371,366 as bonus severance under the annual cash incentive plan and performance-based stock unit plan; (iv) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable to Mr. Haider under the supplemental pension plan if Mr. Haider’s employment had continued through March 25, 2010, payable over his lifetime commencing in 2013 when Mr. Haider first attains retirement age, a benefit valued at approximately $175,677 as of December 31, 2008; (v) a payment in the amount of $55,669 in lieu of certain perquisites; and (vi) certain other benefits including continuation of life, medical and dental insurance for a period of 22 months and outplacement benefits. In general, cash payments, other than those with respect to the supplemental pension plan, were made in December 2008. In addition, the Tier II special severance plan provides that, to the extent any of the payments are subject to the excise tax under section 280G of the Code, an additional payment will be made in an amount sufficient to allow Mr. Haider to pay all excise taxes without a reduction in severance payments. The amount of the excise tax and gross up was $471,125. Under the Haider separation agreement, Mr. Haider affirmed that, for a period of one year following the separation date, he will not solicit employees or customers of MoneyGram. The Haider separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations.
2008 GRANTS OF PLAN-BASED AWARDS
There were no grants of equity and non-equity plan-based awards in 2008.
The following tables summarize the total outstanding equity awards as of December 31, 2008, for each Named Executive, as well as the number of option awards exercised and restricted stock awards vested during 2008. With respect to our common stock, the following table utilizes the market value, measured as the average of the high and low price on December 31, 2008, which was $1.00 per share.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards				Stock Awards
						Market
					Number of	Value (as of
					Shares or	December 31,
	Number of	Number of			Units of	2008) of
	Securities	Securities			Stock	Shares or
	Underlying	Underlying			That	Units of
	Unexercised	Unexercised	Option		Have	Stock That
	Options	Options	Exercise	Option	Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	(#)(1)(2)	(#)(1)(2)	($/Sh)(3)	Date	(#)(4)	($)(5)
Anthony P. Ryan
Grant Date:
05/10/99	4,200		22.4616	05/10/09
02/17/00	5,300		18.6069	02/17/10
02/15/01	11,375		19.1875	02/15/11
11/15/01	20,000		15.6774	11/15/11
03/26/02	8,200		20.7979	03/26/12
02/19/03	10,000		15.6165	02/19/13
02/18/04	9,681	2,419	19.3208	02/18/11
02/16/05	14,500		20.51	02/16/15
02/15/06	7,734	3,866	27.245	02/15/16
02/15/06					21,690	21,690
02/14/07	6,434	12,866	29.255	02/14/17
02/14/07					5,110	5,110
Philip W. Milne (6)
David J. Parrin (7)
Grant Date:
07/01/02	11,000		19.3208	07/01/12
02/19/03	12,500		15.6165	02/19/13
02/18/04	9,200	2,300	19.3208	02/18/11
02/16/05	18,600		20.51	02/16/15
02/15/06	9,867	4,933	27.245	02/15/16
02/15/06					6,380	6,380
02/14/07	6,434	12,866	29.255	02/14/17
02/14/07					15,110	15,110
Teresa H. Johnson
Grant Date:
05/10/99	4,100		22.4616	05/10/09
02/17/00	5,800		18.6069	02/17/10

	Option Awards				Stock Awards
						Market
					Number of	Value (as of
					Shares or	December 31,
	Number of	Number of			Units of	2008) of
	Securities	Securities			Stock	Shares or
	Underlying	Underlying			That	Units of
	Unexercised	Unexercised	Option		Have	Stock That
	Options	Options	Exercise	Option	Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	(#)(1)(2)	(#)(1)(2)	($/Sh)(3)	Date	(#)(4)	($)(5)
02/15/01	8,575		19.1875	02/15/11
12/21/01	5,000		17.1165	12/21/11
03/26/02	7,900		20.7979	03/26/12
02/19/03	8,500		15.6165	02/19/13
02/18/04	5,200	1,300	19.3208	02/18/11
02/16/05	11,000		20.5100	02/16/15
02/15/06	5,934	2,966	27.2450	02/15/16
02/15/06					2,605	2,605
02/14/07	3,067	6,133	29.2550	02/14/17
02/14/07					1,642	1,642
Daniel J. O’Malley
Grant Date:
02/17/00	3,500		18.6069	02/17/10
02/15/01	6,375		19.1875	02/15/11
03/26/02	7,800		20.7979	03/26/12
02/19/03	8,000		15.6165	02/19/13
02/18/04	4,160	1,040	19.3208	02/18/11
02/16/05	7,300		20.5100	02/16/15
02/15/06	3,534	1,766	27.2450	02/15/16
02/15/06					7,670	7,670
02/14/07	2,467	4,933	29.2550	02/14/17
02/14/07					1,950	1,950
Mary A. Dutra
Grant Date:
05/10/99	3,600		22.4616	05/10/09
02/17/00	4,500		18.6069	02/17/10
02/15/01	6,900		19.1875	02/15/11
11/15/01	10,000		15.6774	11/15/11
03/26/02	5,100		20.7979	03/26/12
02/19/03	8,500		15.6165	02/19/13
02/18/04	6,560	1,640	19.3208	02/18/11
02/16/05	10,400		20.5100	02/16/15
02/15/06	5,667	2,833	27.2450	02/15/16
02/15/06					1,662	1,662
02/14/07	2,700	5,400	29.2550	02/14/17
02/14/07					4,132	4,132
Thomas E. Haider (8)

(1)	The total number of options granted on 5/10/1999, 2/17/2000, 2/15/2001, 11/15/2001, 3/26/2002, 7/1/2002, 2/19/2003 and 2/18/2004 represents the grant on each such date of both an incentive stock option (“ISO”) award and a non-qualified stock option (“NQSO”), containing the same expiration date and exercise price. Not all Named Executives have awards on each of the foregoing dates, as reflected in the table above.

For each Named Executive, the total number of options outstanding consist of the following: Mr. Ryan, 32,873 ISO and 83,702 NQSO; Mr. Parrin, 20,509 ISO and 67,191 NQSO; Ms. Johnson, 28,471 ISO and 47,004 NQSO; Mr. O’Malley, 23,872 ISO and 27,003 NQSO; and Ms. Dutra, 31,443 ISO and 42,357 NQSO.

(2)	The options granted in 1998 through 2002 vested in two equal annual installments, beginning one year from the date of grant and have a ten year term; the options granted in 2003, 2005, 2006 and 2007 vest or vested, as applicable, in three equal annual installments, beginning one year from the date of grant and have a ten year term; and the options granted in 2004 vest in five equal annual installments, beginning one year from the date of grant and have a seven year term.

(3)	For options granted after July 1, 2004, the exercise price is equal to the fair market value of our common stock on the date of grant, as defined in the 2005 incentive plan. Options granted prior to July 1, 2004 represent the number of shares underlying options granted by Viad prior to the Spin-Off that were converted in the Spin-Off into options to acquire common stock. At the time of the Spin-Off, each Viad option that was outstanding immediately prior to the Spin-Off was converted into two options: (i) an option to purchase shares of Viad common stock and (ii) an option to purchase shares of common stock. The exercise price of each MoneyGram stock option resulting from the conversion of these Viad stock options equals the exercise price of the related Viad stock option times a fraction, the numerator of which is the closing price of a share of common stock on the first trading day after the Spin-Off and the denominator of which is that price plus the closing price of a share of Viad common stock on the first trading day after the Spin-Off (divided by four to reflect the post-spin Viad reverse stock split).

(4)	The restricted stock vests in full on the third anniversary of the date of grant.

(5)	Market value of shares or units of stock was computed by multiplying the number of shares or units that have not vested by the average of the high and low price of MoneyGram’s stock on the NYSE on December 31, 2008.

(6)	After the Milne Separation, all outstanding equity awards expired in accordance with their terms.

(7)	In connection with the Parrin Separation, all unvested options and the February 14, 2007 restricted stock award were cancelled as of March 24, 2009. Mr. Parrin has three months from March 24, 2009 to exercise any options which have previously vested at which time all unexercised options will expire in accordance with their terms.

(8)	After the Haider Separation, all outstanding equity awards expired in accordance with their terms.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
Anthony P. Ryan	—	—	3,400	15,980
Philip W. Milne	—	—	25,000	117,500
David J. Parrin	—	—	4,400	20,680
Teresa H. Johnson	—	—	1,750	8,225
Daniel J. O’Malley	—	—	—	—
Mary A. Dutra	—	—	1,683	7,910
Thomas E. Haider	—	—	—	—

(1)	The value realized on vesting of the stock awards is the fair market value of our common stock at the time of vesting. The fair market value used for purposes of this table is the average market price of our common stock on the date of exercise or vesting.
Retirement Plans
401(k) Plan
The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for not less than 1,000 hours per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee each pay period. If an employee’s matching contribution for a plan year is less than 100 percent of the first three percent and 50 percent of the next two percent of eligible compensation, MoneyGram will make a “true up” contribution at year-end. In addition, a discretionary contribution may be granted annually by our Board. Prior to 2008, employer contributions were initially invested in MoneyGram stock, and participants could make investment changes at any time subject to applicable trading restrictions required by securities laws or Company policy. Effective January 1, 2008, employer contributions are initially invested according to participant’s investment election for employee contributions. Employees can transfer employer-sourced funds into and out of the MoneyGram stock investment as long as the transfer will not result in more than ten percent of the account balance being invested in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.
Pension Plan
The pension plan is a noncontributory, qualified defined benefit plan. Through December 31, 2000, the pension plan was structured using a traditional defined benefit plan formula based primarily on the eligible employee’s credited length of service and covered compensation during certain years of the participant’s employment period, subject to limits set by federal regulations. From January 1, 2001 through December 31, 2003, benefits accrued under a cash accumulation account formula based upon a percentage of eligible pay plus interest. Effective December 31, 2003, all benefit accruals and participation under the pension plan were frozen and all participants in the pension plan who were actively employed as of the freeze date became fully vested in their accrued benefits and cash accumulation benefits. Cash accumulation accounts continue to be credited with interest credits, but not pay credits, until distributed. In addition to normal retirement benefits at age 65, participants who are age 55 and have 10 years of service are eligible for an early retirement benefit. The pension plan also provides for disability, death, termination and spousal benefits. The pension plan provides for the following forms of payment: single life annuity, 75 percent joint and survivor annuity, 50 percent joint and survivor annuity, 100 percent joint and survivor annuity, ten-year certain and life.
Supplemental Pension Plan
The supplemental pension plan provides pension benefits for Named Executives and select employees in addition to the benefits provided by the pension plan. The participants accrue benefits using an enhanced pension formula without regard to compensation limits. The supplemental pension plan benefits accrue under a formula which takes into account both years of service and pay, including salary and payments under the annual cash incentive plan. Participants are fully vested after five years of service.
The benefit for a Named Executive, except Messrs. O’Malley and Haider, is calculated as two percent of the final average earnings multiplied by the credited service of the participant, less two percent of the primary social security benefit multiplied by the credited service of the participant (as such terms are defined in the supplemental pension plan).
For the purposes of the preceding benefit formula, credited service does not exceed 25 years.
Except for Messrs. O’Malley and Haider, participants who have more than 25 years of credited service are eligible for a special benefit. The special benefit is equal to the product of the final average earnings of the participant and 0.5 percent for each additional full year of credited service from 25 to 30 years. The service component of the formula rewards the participant for tenure. In addition, participants may receive the full value of the age 65 benefit, at age 60 if they have 30 or more years of credited service.
Messrs. O’Malley and Haider receive benefits under the supplemental pension plan which are a continuation of the benefits provided under the pension plan on a nonqualified basis, providing ongoing accruals of service and pay, including pay beyond qualified plan limitations under Section 401(a)(17) of the Code.
All of the Named Executives, except Messrs. O’Malley and Haider, elected to receive their supplemental pension plan benefit in 10 annual installments at retirement. Messrs. O’Malley and Haider are not required to elect their form of payment until they initiate payment from the supplemental pension plan. The supplemental pension plan also provides for early retirement, disability, death, termination and spousal benefits.
In 2006, the Executive Compensation Trust was established to provide a source of funding for the expected liabilities under the supplemental pension plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.

The following table summarizes the present accumulated value of the Named Executives’ pension benefits as of December 31, 2008.
2008 PENSION BENEFITS TABLE

		Number of Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Anthony P. Ryan	Pension plan	13.633	54,080	—
	Supplemental pension plan	13.633	357,916	—
	Total		411,996
Philip W. Milne	Pension plan (2)			—
	Supplemental pension plan (2)			—
	Total
David J. Parrin	Pension plan	6.562	5,164	—
	Supplemental pension plan	6.562	300,284	—
	Total		305,448
Teresa H. Johnson	Pension plan	11.214	65,847	—
	Supplemental pension plan	11.214	398,248	—
	Total		464,095
Daniel J. O'Malley	Pension plan	20.50	64,704	—
	Supplemental pension plan	20.50	223,312	—
	Total		288,016
Mary A. Dutra	Pension plan	20.745	186,972	—
	Supplemental pension plan	20.745	696,976	—
	Total		883,948
Thomas E. Haider	Pension plan (3)			—
	Supplemental pension plan (3)			—
	Total

(1)	The present value of the accumulated benefit is calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, Employers’ Accounting for Pensions. Refer to Footnote 11 of Item 8 of the 2008 Form 10-K for our policy and assumptions made in the valuation of this accumulated benefit.

(2)	For additional detail regarding the pension plan and supplemental pension plan payments pursuant to the Milne Separation, see footnote 12 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

(3)	For additional detail regarding the pension plan and supplemental pension plan payments pursuant to the Haider Separation, see footnote 13 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.
Deferred Compensation Plan
The deferred compensation plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under our tax-qualified 401(k) plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. In addition, the deferred compensation plan allows selected participants to defer the receipt of salary and incentive payments. Thus, the following compensation may be deferred under the deferred compensation plan: (i) compensation (base salary and commissions); (ii) incentive pay (annual cash incentive plan and performance-based stock unit plan payments); and (iii) supplemental profit sharing contributions.
With respect to compensation deferrals, participants in the deferred compensation plan must make the election to defer such amounts prior to the start of each plan year and may defer up to 50 percent of eligible compensation. With respect to incentive pay deferrals, an election must be made by the participant to defer by June 30 of the relevant plan year and the participant may defer up to 100 percent of incentive pay. No election is required with respect to supplemental profit sharing contributions, as participants are automatically enrolled and any discretionary contributions made above the Internal Revenue Service qualified plan limits will be credited to the participant’s deferral account.

At MoneyGram’s discretion, employees may be granted matching credits with respect to compensation and incentive pay deferrals made under the deferred compensation plan. Until 2009, MoneyGram matched dollar-for-dollar up to four percent of eligible compensation. This matching benefit was eliminated effective January 1, 2009. Accounts established under the deferred compensation plan earn interest. The current rate used is equal to the yield on the Merrill Lynch Taxable Bond Index — Long Term Medium Quality (A3) Industrial Bonds. Participants are 100 percent vested in amounts in their accounts at all times.
If elected at the time of enrollment, participants may take an in-service distribution of compensation or incentive pay deferrals three years after the end of the plan year in which the deferral was made. In-service distributions are not allowed for supplemental profit sharing deferrals. All amounts in a participant’s account are immediately distributable in a lump sum upon death or disability. Upon termination of employment with MoneyGram, the participant’s account becomes immediately distributable in a lump sum or annual installments (not to exceed five years), according to the participants’ irrevocable election.
Prior to the Spin-Off, Mr. Milne and Ms. Johnson deferred the receipt of incentive compensation under the Viad deferred compensation plan. In 2007, the deferred compensation plan was amended to assume the Viad deferred compensation plan obligations which are now governed under the terms of the deferred compensation plan. The former Viad accounts continue to be credited with dividends in MoneyGram stock units and interest, as applicable. Pursuant to the terms of the deferred compensation plan, payment may commence as early as 2008.
The Executive Compensation Trust provides a source of funding for the expected liabilities under the deferred compensation plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.
2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)
Anthony P. Ryan	—	3,414	6,137	—	92,914
Philip W. Milne	16,731	9,781	24,901	68,624	345,105
David J. Parrin	—	2,906	18,094	—	272,808
Teresa H. Johnson	12,534	13,859	11,011	—	192,789
Daniel J. O’Malley	—	1,451	389	—	6,092
Mary A. Dutra	11,816	13,141	4,733	—	88,879
Thomas E. Haider	—	45	2	47	—

(1)	Represents the election to defer salary earned in 2008 and/or bonuses paid in 2008 and reported in the Summary Compensation Table.

(2)	Represents supplemental profit sharing contributions made in 2008 (earned in 2007) pursuant to the deferred compensation plan as follows: Mr. Ryan, $3,414; Mr. Milne, $9,781; Mr. Parrin, $2,906; Ms. Johnson, $1,325; Mr. O’Malley, $1,451; Ms. Dutra, $1,325; and Mr. Haider, $45. Amounts in this column do not include supplemental profit sharing contributions earned in 2008 and paid in 2009. See footnote 11 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement. This column also represents matching contributions made in 2008 on compensation deferrals pursuant to the deferred compensation plan as follows: Ms. Johnson, $12,534; and Ms. Dutra, $11,816.

(3)	For Mr. Milne, the amount represents $12,493 of interest earned pursuant to the deferred compensation plan and $12,408 of interest earned on cash deferrals made under the Viad deferred compensation plan. For Ms. Johnson, the amount represents $4,485 of interest earned pursuant to the deferred compensation plan and $6,525 of interest earned on cash deferrals made under the Viad deferred compensation plan. For each Named Executive (except Mr. Milne and Ms. Johnson), the amount represents interest earned pursuant to the deferred compensation plan.

(4)	The distributions to Mr. Milne were made pursuant to irrevocable elections under the Viad deferred compensation plan and the deferred compensation plan.

(5)	For Mr. Milne and Ms. Johnson, the amount includes balances transferred into the deferred compensation plan from the Viad deferred compensation plan pursuant to the plan amendment.

Severance Plans
The following tables reflect the amount of compensation that each of the Named Executives, with the exception of Messrs. Milne and Haider, would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2008 and includes all amounts earned through that date. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2008 and do not contemplate changes to existing plans or new plans adopted after December 31, 2008, or any discretion that the Board may exercise to modify a benefit at termination. While the summaries below may provide an estimate of the payments that may be made to the Named Executive, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination. With respect to Messrs. Milne and Haider, the amounts reflected are the actual amounts that each executive received as a result of his separation from the Company. With respect to Mr. Parrin and Ms. Dutra, the following tables reflect the amount of compensation each executive would have received in the event of termination of their employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2008, as well as the actual amounts that each executive will receive as a result of their respective separation or pending separation from the Company.
The tables include only those benefits, if any, which are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan, deferred compensation plan, pension plan and supplemental pension plan; and (iii) basic continuation of medical, dental, life and disability benefits. With regard to the accelerated vesting of options, the valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2008. With regard to the accelerated vesting of restricted stock, the valuation is based on the closing market price of our common stock on December 31, 2008.
The executive severance plans (Tiers I and II) and special severance plans (Tiers I and II) provide that the Company will pay excise taxes a participating executive may incur as a result of payments under the plans. None of the Company’s severance plans provide benefits to an executive who separates employment with the Company as a result of death, disability or retirement. The executive severance plans (Tiers I and II) and special severance plans (Tiers I and II) also contain provisions such that if benefits were awardable under both plans, benefits awardable under one plan would be applied to and set off against benefits awardable under another plan. The terms “change of control,” “cause” and “good reason” are defined in the severance plan documents. The following sections describe the benefits each Named Executive would receive (or in the case of Messrs. Milne, Parrin and Haider did receive and in the case of Ms. Dutra will receive) under our severance plans.
Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tiers I and II)
Selected executives, including each of the Named Executives, participate in one of our two tiers of executive severance plans. The executive severance plan (Tier I) provides that if within twenty-four months after a change of control of MoneyGram the executive’s employment is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump-sum payment calculated as follows: (a) the executive’s highest annual salary fixed while the executive was a MoneyGram employee, plus (b) the largest cash bonus paid to the executive under the Company’s annual cash incentive plan during the preceding four years or the target cash bonus under the Company’s annual cash incentive plan for the fiscal year in which the change of control occurs, plus (c) the greater of (i) the largest cash bonus paid to the executive under the Company’s performance-based stock unit plan during the preceding four years or (ii) the aggregate value of Company stock earned under any performance-related restricted stock award during the preceding four years or (iii) the aggregate value of Company stock awarded under any performance-related restricted stock program for the fiscal year in which the change of control occurs. The amount is then multiplied by three times a fraction, the numerator of which is 36 minus the number of full months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 36. Mr. Ryan and Ms. Johnson are participants in our executive severance plan (Tier I). Messrs. Milne and Parrin and Ms. Dutra were participants in our executive severance plan (Tier I) until June 18, 2008, March 20, 2009 and March 25, 2009, respectively.
The executive severance plan (Tier II) provides that if within eighteen months after a change of control of MoneyGram the executive is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump-sum payment calculated as follows: (a) two times the sum of the executive’s highest annual salary fixed while the executive was a MoneyGram employee, plus (b) the greater of (i) the largest cash bonus paid to the executive under the Company’s annual cash incentive plan during the preceding four years or (ii) the target bonus under the Company’s annual cash incentive plan for the fiscal year in which the change of control occurs, plus (c) the greater of (i) the largest cash bonus paid to the executive under the Company’s performance-based stock unit plan during the preceding four years or (ii) the aggregate value of Company stock earned under any performance-related restricted stock award during the preceding four years or (iii) the aggregate value of Company stock awarded under any performance-related restricted stock program for the fiscal year in which the change of control occurs. The amount is then multiplied by a fraction, the numerator of which is 24 minus the number of months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 24. Mr. O’Malley is a participant in our executive severance plan (Tier II). Mr. Haider was a participant in our executive severance plan (Tier II) until May 16, 2008.
Executive Severance Plans — Potential Payments and Benefits upon Termination (Change of Control)
In addition to the executive severance plans, several of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon a change of control of MoneyGram. Under the 2005 incentive plan, a change of control triggers immediate vesting of stock options, restricted stock and performance-based restricted stock. In addition, a pro-rata portion of the annual cash bonus under the annual cash incentive plan would become payable and a cash payment pursuant to any outstanding performance-based stock unit plan awards would become payable. Pursuant to the supplemental pension plan, the Named Executives would be entitled to accelerated vesting of benefits and would receive a lump sum distribution of their benefits if the acquiring entity does not have a credit rating from Standard & Poor Corporation of “A” or better.
The following table sets forth the benefits each Named Executive (other than Messrs. Milne and Parrin, Ms. Dutra and Mr. Haider) would receive under our executive severance plans as of December 31, 2008.

	Anthony P.	Philip W.	David J.	Teresa H.	Daniel J.	Mary A.	Thomas E.
Benefit	Ryan (1)	Milne (1)(2)	Parrin (1)(3)	Johnson (1)	O’Malley (1)	Dutra (1)(4)	Haider (1)(5)
Severance payment (6)	$3,393,030			$2,448,093	$1,436,807
Bonus (annual cash incentive plan)(7)	$469,300			$275,700	$277,600
Accelerated vesting of equity awards	$27,336			$4,332	$9,812
Performance-based stock unit plan (8)	$11,785			$5,396	$4,454
Retirement benefits (9)	$766,681			$882,910	$271,283
Welfare benefits (10)	$31,374			$22,806	$20,916
Perquisites(11)	$90,850			$79,341	$11,399
Excise tax and gross-up(12)	$2,204,502			$1,770,890	$793,525
Outplacement	$25,000			$25,000	$25,000

Total	$7,019,858			$5,514,468	$2,850,796

(1)	In the first quarter of 2008 in connection with the completion of the Capital Transaction, the executive severance plan was amended. The amendment eliminates severance payments to Named Executives who terminate their employment without good reason during the 30-day period following the first anniversary of a change of control (the “window period”). The amendment also provides that severance benefits are to be paid to Named Executives whose employment is terminated without cause or who terminate for good reason within 24, rather than 36, months following a change of control. Finally, on March 24, 2008, the Human Resources Committee of the Board determined that the Capital Transaction did not constitute a change of control under certain compensation plans of the Company, including, without limitation, the executive severance plan.

(2)	For additional detail regarding the Milne Separation, see footnote 12 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

(3)	In connection with the Parrin Separation, Mr. Parrin received benefits under the special severance plan. For a description of Mr. Parrin’s separation arrangements, see footnote 2 to the “Special Severance Plans – Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Severance Plans” in this proxy statement. As of December 31, 2008, Mr. Parrin would have been entitled to receive $6,980,226 in payments and benefits under the executive severance plan.

(4)	In connection with the Dutra Separation, Ms. Dutra will receive benefits under the special severance plan. For a description of Ms. Dutra’s pending separation arrangements, see footnote 3 to the “Special Severance Plans – Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Severance Plans” in this proxy statement. As of December 31, 2008, Ms. Dutra would have been entitled to receive $5,669,701 in payments and benefits under the executive severance plan.

(5)	For additional detail regarding the Haider Separation, see footnote 13 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

(6)	For a description of the calculation of the severance payment provided for under the executive severance plans, see “Executive Compensation — Severance Plans — Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tiers I and II)” in this proxy statement.

(7)	Amount represents a pro rata 2008 annual cash incentive plan payment calculated on the basis of achievement of performance goals through December 31, 2008, the assumed date of the employment termination.

(8)	Amount represents a pro rata performance-based stock unit plan payment calculated as if each of the pre-defined financial goals for each performance-based stock unit plan award were achieved at the 100 percent level and pro rated from the date of the grant to the assumed date of the change of control.

(9)	Amount represents special retirement benefits under the supplemental pension plan and paid in accordance with the supplemental pension plan and the applicable severance plan. The executive severance plans each provide that a Named Executive who is accruing benefits under the supplemental pension plan immediately prior to the Named Executive’s separation is entitled special retirement benefits under the supplemental pension plan as and when the Named Executive or the Named Executive’s beneficiaries become entitled to benefits under the supplemental pension plan, equal to the excess of (i) the retirement benefits that would be payable to the Named Executive had the Named Executive’s employment continued through the applicable severance period, assuming all of the Named Executive’s benefits under the supplemental pension plan were fully vested, and the Named Executive’s final average compensation was equal to the Named Executive’s final average compensation computed in accordance with the supplemental pension plan and less severance payment made under a severance plan over (ii) the total benefits actually payable to the Named Executive or the Named Executive’s beneficiaries under the supplemental pension plan

(10)	Amount represents the value of continued welfare benefits during the applicable severance period, assuming the maximum of three years for Tier I and two years for Tier II participants.

(11)	The Named Executives are entitled to continue to receive perquisites for the applicable severance period. Only those perquisites that a Named Executive is eligible for and using immediately prior to the change of control shall continue, thus a change of control does not entitle a Named Executive to any new perquisites. Additionally, the perquisite continuation shall be subject to an annual (or pro rated) dollar limit which is equal to the annualized value of all perquisites received by the Named Executive immediately prior to the change of control.

(12)	Amounts represent assumed tax gross-ups to make the Named Executives whole for any federal excise taxes on change of control payments.

MoneyGram International, Inc. Special Executive Severance Plan (Tiers I and II)
Selected executives, including each of the Named Executives, participate in one of our two tiers of special severance plans The special severance plan (Tier I), which was adopted in connection with the Capital Transaction, provides severance benefits to a participating executive whose employment is terminated either by MoneyGram without cause, or by the executive for good reason, during the two years following the Capital Transaction that are similar to severance benefits provided by the executive severance plan (Tier I). However, the potential payments and benefits a Named Executive would receive under the special severance plan (Tier I) are reduced by 1/36 of the lump-sum payment calculation set forth in the executive severance plan (Tier I) above for each full month during the two-year period following the closing of the Capital Transaction. Mr. Ryan and Ms. Johnson are participants in our special severance plan (Tier I). Messrs. Milne and Parrin were participants in our special severance plan (Tier I) until June 18, 2008 and March 20, 2009, respectively. Ms. Dutra will separate from the Company on September 24, 2009 and will receive benefits under the special severance plan (Tier I).
The special severance plan (Tier II), which was adopted in connection with the Capital Transaction, provides severance benefits to a participating executive whose employment is terminated either by MoneyGram without cause, or by the executive for good reason, during the two years following the Capital Transaction that are similar to severance benefits provided by the executive severance plan (Tier II). However, the potential payments and benefits a Named Executive would receive under the special severance plan (Tier II) are reduced by 1/24 of the lump-sum payment calculation set forth in the executive severance plan (Tier II) above for each full month during the two-year period following the closing of the Capital Transaction. Mr. O’Malley is a participant in our special severance plan (Tier II). Mr. Haider was a participant in our special severance plan (Tier II) until May 16, 2008.

Special Severance Plans — Potential Payments and Benefits Upon Termination (Outside Change of Control)
The following table sets forth the benefits each Named Executive would receive (or in the case of Messrs. Milne and Parrin, Ms. Dutra and Mr. Haider did or will receive) under our special severance plans as of December 31, 2008.

	Anthony P.	Philip W.	David J.	Teresa H.	Daniel J.	Mary A.	Thomas E.
Benefit	Ryan	Milne (1)	Parrin (2)	Johnson	O’Malley	Dutra (3)	Haider (4)
Severance payment (5)	$2,017,505			$1,570,031	$861,157
Retirement benefits (6)	$526,928			$655,571	$151,759
Welfare benefits (7)	$24,644			$17,915	$13,256
Perquisites(8)	$67,453			$58,907	$10,493
Excise tax and gross-up(9)	—			$2,652,423	—
Outplacement	$15,000			$15,000	$10,000

Total	$2,651,530			$4,969,847	$1,046,665

(1)	For additional detail regarding the Milne Separation, see footnote 12 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

(2)	In connection with the Parrin Separation, MoneyGram and Mr. Parrin entered into a Separation Agreement and Release of All Claims (the “Parrin separation agreement”) dated March 20, 2009, which provided for Mr. Parrin’s resignation as MoneyGram’s Executive Vice President and Chief Financial Officer. Under the Parrin separation agreement, Mr. Parrin received the severance benefits to which he was entitled under the terms of the special severance plan. These benefits were as follows: (i) $782,458 as salary severance; (ii) $1,558,333 as bonus severance; (iii) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable to Mr. Parrin under the supplemental pension plan if Mr. Parrin’s employment had continued through March 24, 2011, payable over 10 years commencing in 2010 when Mr. Parrin first attains retirement age; (iv) $28,891 as payment for accrued and unused vacation; (v) $77,823 as payment in lieu of certain taxable perquisites; and (vi) certain other benefits including continuation of life, medical and dental insurance for a period of two years and outplacement benefits. In general, cash payments, other than those with respect to the supplemental pension plan, will be made in October 2009. In addition, the special severance plan provides for, and the Parrin separation agreement acknowledges, that, to the extent any of the payments are subject to the excise tax under Section 4999 of the Code, an additional payment will be made in an amount sufficient to allow Mr. Parrin to pay all excise taxes without a reduction in severance payments. The Parrin separation agreement further provides that to the extent any annual incentives are earned under the annual cash incentive plan, Mr. Parrin would receive a prorated 2009 incentive payment. Under the Parrin separation agreement, Mr. Parrin agreed that, for a period of twelve months following the separation date, he will not (i) engage in any activities in competition with the business of MoneyGram or (ii) solicit employees or customers of MoneyGram. Additionally, Mr. Parrin agreed that for a period of 24 months, he would not accept employment with or render services to specific named entities. MoneyGram agreed to pay attorneys’ fees in connection with the Parrin separation agreement. The Parrin separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations. As of December 31, 2008, Mr. Parrin would have been entitled to receive $5,813,983 in payments and benefits under the special severance plan.

(3)	In connection with the Dutra Separation, MoneyGram and Ms. Dutra entered into a Separation Agreement and Release of All Claims (the “Dutra separation agreement”) dated March 25, 2009, which provides for Ms. Dutra’s resignation as MoneyGram’s Executive Vice President, Global Payment Processing and Settlement, effective September 24, 2009. Under the Dutra separation agreement, Ms. Dutra will receive the severance benefits to which she is entitled under the terms of the special severance plan. These benefits are as follows: (i) $467,717 as salary severance; (ii) $758,130 as bonus severance; (iii) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable to Ms. Dutra under the supplemental pension plan if Ms. Dutra’s employment had continued through March 24, 2011, payable over 10 years commencing in 2010; (iv) a payment for accrued and unused vacation; and (v) certain other benefits including continuation of life, medical and dental insurance for a period of 18 months, as well as financial counseling and outplacement benefits. In general, cash payments will be made in April 2010. In addition, the special severance plan provides for, and the Dutra separation agreement acknowledges, that, to the extent any of the payments are subject to the excise tax under Section 4999 of the Code, an additional payment will be made in an amount sufficient to allow Ms. Dutra to pay all excise taxes without a reduction in severance payments. At the present time, it is not contemplated that any excise tax will be payable. The Dutra separation agreement further provides that to the extent any annual incentives are earned under the annual cash incentive plan, Ms. Dutra would receive a prorated 2009 incentive payment. Under the Dutra separation agreement, Ms. Dutra agreed that, for a period of twelve months following the separation date, she will not (i) engage in any activities in competition with the business of MoneyGram or (ii) solicit employees or customers of MoneyGram. Additionally, Ms. Dutra agreed that for a period of 24 months, she would not accept employment with or render services to specific named entities. The Dutra separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations. As of December 31, 2008, Ms. Dutra would have been entitled to receive $5,187,900 in payments and benefits under the special severance plan.

(4)	For additional detail regarding the Haider Separation, see footnote 13 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

(5)	For a description of the calculation of the severance payment provided for under the special severance plans, see “Executive Compensation – Severance Plans — MoneyGram International, Inc. Special Executive Severance Plan (Tiers I and II)” in this proxy statement. As of December 31, 2008, with regard to Tier I, the numerator was 27 and with regard to Tier II, the numerator was 15.

(6)	Amount represents special retirement benefits under the supplemental pension plan and paid in accordance with the supplemental pension plan and the applicable severance plan. The special severance plans each provide that a Named Executive who is accruing benefits under the supplemental pension plan immediately prior to the Named Executive’s separation is entitled to special retirement benefits under the supplemental pension plan as and when the Named Executive or the Named Executive’s beneficiaries become entitled to benefits under the supplemental pension plan, equal to the excess of (i) the retirement benefits that would be payable to the Named Executive had the Named Executive’s employment continued through the applicable severance period, assuming all of the Named Executive’s benefits under the supplemental pension plan were fully vested, and the Named Executive’s final average compensation was equal to the Named Executive’s final average compensation computed in accordance with the supplemental pension plan and less severance payment made under a severance plan over (ii) the total benefits actually payable to the Named Executive or the Named Executive’s beneficiaries under the supplemental pension plan.

(7)	Amount represents the value of continued welfare benefits during the applicable severance period, assuming the maximum of 27 months for Tier I and 15 months for Tier II participants.

(8)	The Named Executives are entitled to continue to receive perquisites for the applicable severance period. Only those perquisites that a Named Executive is eligible for and using immediately prior to their termination shall continue. Additionally, the perquisite continuation shall be subject to an annual (or pro rated) dollar limit which is equal to the annualized value of all perquisites received by the Named Executive immediately prior to their termination.

(9)	Amounts represent assumed tax gross-ups to make the Named Executives whole for any federal excise taxes on severance payments.

Potential Payments and Benefits upon Retirement, Death or Disability
The columns of the table represent payments that would be due to each of the Named Executives (other than Messrs. Milne and Haider who each terminated employment prior to December 31, 2008) in the event of a qualified retirement (age 55 with ten years of service), death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for good reason. In any of these events, MoneyGram is not obligated to provide any cash severance. However, the Named Executives do receive pro rata payments under certain incentive plans, acceleration of vesting for stock options and full ownership of restricted stock.

	Retirement	Death	Disability
Name	($)(1)(2)(3)	($)(1)(2)(3)(4)	($)(1)(2)(3)
Anthony P. Ryan	$508,421	$808,421	$508,421
Philip W. Milne (5)	—	—	—
David J. Parrin (6)	$392,601	$692,601	$392,601
Teresa H. Johnson	$285,428	$585,428	$285,428
Daniel J. O’Malley	$291,866	$591,866	$291,866
Mary A. Dutra (7)	$247,164	$547,164	$247,164
Thomas E. Haider (8)	—	—	—

(1)	Includes the value of the accelerated restricted stock for the Named Executives as of December 31, 2008 (utilizing the closing market value of our common stock on December 31, 2008, which was $1.02 per share), as follows: Mr. Ryan, $27,336; Mr. Parrin, $21,920; Ms. Johnson, $4,332; Mr. O’Malley, $9,812; and Ms. Dutra $5,910. While beneficial ownership of restricted stock arises in each of these circumstances, the restrictions must lapse according to the schedule set forth in the applicable award agreement before a Named Executive will receive the shares.

(2)	Includes the value of any outstanding performance-based stock unit plan awards at the date of termination, pro rated for the period of time from the date of grant to the date of death, disability or retirement, as applicable. The performance-based stock unit plan payment due is a pro rata portion of the actual benefit earned for the year of termination, payable within 75 days following the close of the applicable performance period. The pro rata performance-based stock unit plan payment for the Named Executives as of December 31, 2008 (utilizing the closing market value of our common stock on December 31, 2008, which was $1.02 per share) would be as follows: Mr. Ryan, $11,785; Mr. Parrin, $10,081; Ms. Johnson, $5,396; Mr. O’Malley, $4,454; and Ms. Dutra, $4,954.

(3)	Includes payments to be made under the annual incentive plan for the Named Executives as of December 31, 2008, as follows: Mr. Ryan, $469,300; Mr. Parrin, $360,600; Ms. Johnson, $275,700; Mr. O’Malley, $277,600; and Ms. Dutra, $236,300.

(4)	Includes a total of $300,000 in life insurance comprised of a life insurance payment of $50,000 upon death and $250,000 for each Named Executive if death occurred while traveling on MoneyGram business pursuant to life insurance policies purchased by the Company.

(5)	For additional detail regarding the Milne Separation, see footnote 12 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

(6)	In connection with the Parrin Separation, Mr. Parrin received benefits under the special severance plan. For a description of Mr. Parrin’s separation arrangements, see footnote 2 to the “Special Severance Plans – Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Severance Plans” in this proxy statement.

(7)	In connection with the Dutra Separation, Ms. Dutra will receive benefits under the special severance plan. For a description of Ms. Dutra’s pending separation arrangements, see footnote 3 to the “Special Severance Plans – Potential Payments and Benefits Upon Termination (Outside Change of Control)” table under “Severance Plans” in this proxy statement.

(8)	For additional detail regarding the Haider Separation, see footnote 13 to the “2008 Details Behind All Other Compensation Column Table” in this proxy statement.

2008 DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($	($)(2)	($)(3)	($)
Monte E. Ford (4)	62,986		9,780	19	72,784
Thomas M. Hagerty (5)	13,935		—	—	13,935
Jess T. Hay	174,600		14,824	109,398	298,823
Judith K. Hofer (4)	54,186		14,824	606	69,616
Scott L. Jaeckel (6)	104,159		—	—	104,159
Donald E. Kiernan (4)	63,970		14,824	2,095	80,889
Robert C. Krueger (4)	48,286		14,824	19	63,129
Seth W. Lawry (6)	109,282		—	—	109,282
Ganesh B. Rao (5)	13,936		—	—	13,936
Linda Johnson Rice (4)	54,528		14,824	19	69,371
Douglas L. Rock (4)	60,627		14,824	42	75,494
Othón Ruiz Montemayor	147,600		11,798	1,786	161,184
Albert M. Teplin	173,246		14,824	6,936	195,006
Timothy R. Wallace (4)	49,782		14,824	35	64,641

(1)	In order to comply with the blackout trading restriction in effect in February 2008 that prevented directors from acquiring stock units, the annual grant of stock units, with a grant date value totaling $65,000 (the “stock unit retainer”) for the 2008 plan period that would have been credited to directors’ Stock Unit Retainer accounts in February 2008 was not credited to the 2005 director deferred compensation plan. Thereafter, in connection with the Capital Transaction, the Board determined that a pro rata portion of the value of the Stock Unit Retainer would be credited in cash (as opposed to stock units) to the voluntary deferral accounts of the directors who were in office in February 2008 (see additional discussion under the captions “Annual Retainers and Meeting Fees in 2008” and “Deferred Compensation” below) and thus the deferral amount is included under Fees Earned or Paid in Cash. Messrs. Rock, Ruiz Montemayor, Teplin and Wallace elected to defer meeting fees and/or the annual cash retainer, and Messrs. Ford and Hay, Ms. Hofer, Messrs. Kiernan and Krueger, Ms. Johnson Rice and Messrs. Rock, Ruiz Montemayor, Teplin and Wallace had the automatic deferral of the Stock Unit Retainer, earned in 2008 and thus the following amounts are included under the Fees Earned or Paid in Cash: Mr. Ford, $15,096; Mr. Hay, $65,000; Ms. Hofer, $15,096; Mr. Kiernan, $15,096; Mr. Krueger, $15,096; Ms. Johnson Rice, $15,096; Mr. Rock, $60,627; Mr. Ruiz Montemayor, $147,600; Mr. Teplin, $123,000; and Mr. Wallace, $49,782. Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao are paid directly to THL Managers VI, LLC.

(2)	At December 31, 2008, options to purchase the following number of shares were outstanding for the directors: Mr. Hay, 10,000; Mr. Ruiz Montemayor, 5,000; and Mr. Teplin, 10,000. The amounts in these columns exclude estimated forfeitures. Refer to Footnotes 3 and 14 of Item 8 of the 2008 Form 10-K for our policy and assumptions made in the valuation of share-based payments.

The outstanding stock options shown above for Messrs. Hay and Teplin do not include stock options that such directors received as a conversion of outstanding Viad options (received as a director on the Viad board) at the time of the Spin-Off.

(3)	Includes interest and dividends on deferred fees earned in 2008 under the Viad director deferred compensation plan, 2004 director deferred compensation plan and/or 2005 director deferred compensation in the following amounts: Mr. Ford, $19; Mr. Hay, $104,398; Ms. Hofer, $606; Mr. Kiernan, $95; Mr. Krueger, $19; Ms. Johnson Rice, $19; Mr. Rock, $42; Mr. Ruiz Montemayor, $1,786; Mr. Teplin, $1,936; and Mr. Wallace, $35.

Also includes the following corporate matching of charitable contributions made by the director pursuant to the MoneyGram International, Inc. Directors’ Matching Gift Program (the “directors’ matching gift program”) which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year: Mr. Hay, $5,000; Mr. Kiernan, $2,000; and Mr. Teplin, $5,000.

(4)	Resigned from the Board effective on March 25, 2008.

(5)	Appointed to the Board effective on November 19, 2008.

(6)	Appointed to the Board effective on March 25, 2008.

Director Compensation Arrangements for 2008
Each non-employee director received compensation for service on the Board and its committees. Directors who were also officers or employees of MoneyGram (only Mr. Milne) did not receive any special or additional remuneration for service on the Board or any of its committees. MoneyGram’s philosophy was to provide competitive compensation and benefits consistent with attracting and retaining quality non-employee directors. The Board believed that a substantial portion of director compensation should consist of equity-based compensation.
Annual Retainers and Meeting Fees in 2008
Non-employee directors received an annual cash retainer of $40,000. The Chair of the Human Resources and Nominating Committee received an additional annual retainer of $7,500. The Chair of the Audit Committee received an additional annual retainer of $15,000. Through April 25, 2008, the Presiding Director received an additional annual retainer of $15,000 on a pro rata basis. The retainers were paid quarterly, in arrears. Non-employee directors also received a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. The annual retainer and meeting fees for non-employee directors were not changed as a result of closing the Capital Transaction. Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao are paid directly to THL Managers VI, LLC.
On September 4, 2008, the Board approved a modification to the compensation arrangements for non-employee directors, effective January 1, 2009, by eliminating the stock unit retainer and providing an annual cash retainer in the amount of $105,000 paid quarterly in arrears (pro rated for any partial quarters of service). No new participants may be added to the 2005 director deferred compensation plan after March 25, 2008. Therefore, for the remainder of 2008, Messrs. Hay, Ruiz Montemayor and Teplin each received an additional pro rata amount of the value of the 2008 stock unit retainer credited in cash quarterly in arrears pursuant to the 2005 director deferred compensation plan. Messrs. Hagerty, Jaeckel, Lawry and Rao each received a pro rata amount of the value of the 2008 stock unit retainer in cash quarterly in arrears. For additional discussion regarding the stock unit retainer, see footnote 1 to the “2008 Director Compensation Table” above.
Deferred Compensation
After the Spin-Off, MoneyGram’s non-employee directors were eligible to defer, in the form of cash or MoneyGram stock units, retainers and meeting fees earned through December 31, 2004 pursuant to the 2004 director deferred compensation plan. Deferrals were discontinued under that plan on December 31, 2004 and the Board adopted the 2005 director deferred compensation plan pursuant to which participants could defer retainers and meeting fees earned since January 1, 2005. In November 2005, the 2005 director deferred compensation plan was amended to allow directors to defer their annual restricted stock awards beginning with the 2006 award. On September 4, 2008, the 2005 director deferred compensation plan was amended to eliminate the stock unit retainer and to freeze new contributions into the plan as of December 31, 2008.
Voluntary deferrals under the 2004 director deferred compensation plan and the 2005 director deferred compensation plan are credited quarterly and are payable in cash after termination of a director’s service on the Board. Amounts deferred in the form of cash receive interest at the rate of long-term medium-quality bonds. Amounts deferred in the form of stock units are converted to units based on the 12-month average fair market value of our common stock with respect to the 2004 director deferred compensation plan or the value of our common stock on the last business day of the quarter with respect to the 2005 director deferred compensation plan, and are payable upon distribution in cash based on the value of our common stock calculated in accordance with the terms of the applicable plan. In February 2007, the 2005 director deferred compensation plan was further amended to provide for the annual grant of stock unit retainers. All amounts accrued in each director’s stock unit retainer account will be converted into common stock on a one-for-one basis at the time such director terminates his or her service as a director of MoneyGram. Dividends payable on the stock unit retainers will be credited in cash to the directors’ voluntary deferral account in an amount equal to any dividends paid to MoneyGram stockholders. The 2004 director deferred compensation plan and the 2005 director deferred compensation plan are plans covered under the MoneyGram International, Inc. Outside Directors’ Deferred Compensation Trust, a grantor trust established to fund obligations under the plans in the event of an actual or potential “change of control” (as defined in the trust).
For a description of the amounts of deferred compensation paid to directors upon resignation from the Board, see “Board of Directors and Governance — Transactions with Related Persons” in this proxy statement.

Directors’ Matching Gift Program
MoneyGram maintains the directors’ matching gift program which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per director each year.
Other Benefits
MoneyGram provides each non-employee director with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000, when they are traveling on MoneyGram business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information concerning beneficial ownership of our common stock by those persons known by us to be the beneficial owners of more than five percent of our outstanding common stock as of March 16, 2009. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

	Amount and Nature of
Name and Address	Beneficial Ownership		Percent of Class (1)
Thomas H. Lee Advisors, LLC(2)	223,352,682	(3)	52.1%
The Goldman Sachs Group, Inc.(4)	122,971,748	(5)	28.7%
Blum Capital Partners, L.P.(6)	17,661,738	(7)	21.4%
The Guardian Life Insurance Company of America(8)	12,244,092	(9)	14.8%

(1)	Applicable percentage ownership is based on 82,540,662 shares of common stock outstanding as of March 16, 2009 for all stockholders other than Thomas H. Lee Advisors, LLC (“THL Advisors”) and the Goldman Sachs Group. With regard to THL Advisors and the Goldman Sachs Group, applicable percentage ownership is based on 428,865,092 shares of common stock outstanding, which gives effect to the 495,000 shares of B Stock and 272,500 shares of B-1 Stock that are immediately convertible into 346,324,430 shares of common stock. The 495,000 shares of B Stock are immediately convertible into 222,352,682 shares of common stock. The 272,500 shares of B-1 Stock are immediately convertible into 109,000 shares of D Stock, which are immediately convertible by a holder other than the Goldman Sachs Group, into 122,971,748 shares of common stock. The B Stock is convertible at any time at the holder’s election. Because the ownership percentages with respect to each of the listed parties other than THL Advisors and the Goldman Sachs Group do not include in the total number of shares outstanding the shares of common stock issuable upon the conversion of the Series B Stock, the ownership percentages with respect to such other listed parties would be substantially lower if the calculations reflected the shares of common stock issuable upon the conversion of the Series B Stock.

(2)	The address of THL Advisors is 100 Federal Street, Boston, MA 02110. The address of Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC is One Post Office Square, Boston, MA 02109. The address of Silver Point Capital, L.P.; Silver Point Capital Management, LLC; Edward A. Mule and Robert J. O’Shea is Two Greenwich Plaza, First Floor, Greenwich, CT 06830. The address for the remaining entities set forth in footnote (3) is the same as for THL Advisors.

(3)	Share ownership is based on (a) a Schedule 13D filed with the SEC on April 4, 2008 on behalf of the following: THL Advisors; THL Equity Advisors VI, LLC; Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC (the “THL Entities”) and (b) a Schedule 13D filed with the SEC on April 4, 2008 on behalf on the following: Silver Point Capital, L.P.; Silver Point Capital Management, LLC; Edward A. Mule and Robert J. O’Shea (the “Silver Point Group”). The THL Entities may be deemed to beneficially own and have shared voting power over all of the outstanding Series B Stock. The Series B Stock votes as a class with the common stock and the holders have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock. The holders of B Stock have approximately 80.8 percent of the voting power of our stock, voting as a single class with common stockholders. Together with the Goldman Entities (as defined in footnote (5) below) and the Silver Point Group, the THL Entities may be deemed to beneficially own 346,324,430 shares of common stock issuable upon the conversion of all of the Company’s Series B Stock. Each of the THL Entities disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

Of these shares: THL Advisors has shared voting power over 223,352,682 shares and shared dispositive power over 223,352,682 shares; THL Equity Advisors VI, LLC has shared voting power over 221,354,257 shares and shared dispositive power 221,354,257 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 125,035,267 shares and shared dispositive power over 125,035,267 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 81,611,825 shares and shared dispositive power over 81,611,825 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 14,255,947 shares and shared dispositive power over 14,255,947 shares; THL Equity Fund VI Investors (MoneyGram), LLC has shared voting power over 451,218 shares and shared dispositive power over 451,218 shares; THL Coinvestment Partners, L.P. has shared voting power over 344,269 shares and shared dispositive power over 344,269 shares; THL Operating Partners, L.P. has shared voting power over 424,144 shares and shared dispositive power over 424,144 shares; Putnam Investments Holdings, LLC has shared voting power over 614,886 shares and shared dispositive power over 614,886 shares; Great-West Investors L.P. has shared voting power over 615,125 shares and shared dispositive power over 615,125 shares; and Putnam Investments Employees’ Securities Company III LLC has shared voting power over 614,886 shares and shared dispositive power over 614,886 shares.

Of these shares Silver Point Capital, L.P.; Silver Point Capital Management, LLC; Edward A. Mule and Robert J. O’Shea may be deemed to have shared voting power over 4,512,175 shares and shared dispositive power over 4,512,175 shares. Each of Silver Point Capital, L.P., Silver Point Capital Management, LLC, Edward A. Mule and Robert J. O’Shea has expressly disclaimed beneficial ownership of any securities of the Company held by any person or entity other than, to the extent of any pecuniary interest therein, Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.

(4)	The address of the Goldman Sachs Group is 85 Broad Street, New York, NY 10004.

(5)	Share ownership is based on a Schedule 13D filed with the SEC on April 4, 2008 on behalf of the following: the Goldman Sachs Group; Goldman Sachs; GSCP VI Advisors, L.L.C.; GS Capital Partners VI Fund, L.P.; GS Advisors VI, L.L.C.; GSCP VI Offshore Advisors, L.L.C.; GS Capital Partners VI Offshore Fund, L.P.; Goldman, Sachs Management GP GmbH; GS Capital Partners VI Parallel, L.P.; GS Capital Partners VI GmbH & Co. KG; GSMP V Onshore US, Ltd.; GS Mezzanine Partners V Onshore Fund, L.P.; GS Mezzanine Partners V Onshore Fund, L.L.C.; GSMP V Institutional US, Ltd.; GS Mezzanine Partners V Institutional Fund, L.P.; GS Mezzanine Partners V Institutional Fund, L.L.C.; GSMP V Offshore US, Ltd.; GS Mezzanine Partners V Offshore Fund, L.P.; and GS Mezzanine Partners V Offshore Fund, L.L.C. (the “Goldman Entities”). Together with the THL Entities and the Silver Point Group, the Goldman Entities may be deemed to beneficially own 346,324,430 shares of common stock issuable upon the conversion of all of the Company’s Series B Stock. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities.

Of these shares: the Goldman Sachs Group has shared voting power over 122,967,686 shares and shared dispositive power over 122,971,748 shares; Goldman Sachs has shared voting power over 119,583,554 shares and shared dispositive power over 119,587,616 shares; GSCP VI Advisors, L.L.C. has shared voting power over 44,652,320 shares and shared dispositive power over 44,652,320 shares; GS Capital Partners VI Fund, L.P. has shared voting power over 44,652,320 shares and shared dispositive power over 44,652,320 shares; GS Advisors VI, L.L.C. has shared voting power over 12,278,627 shares and shared dispositive power over 12,278,627 shares; GSCP VI Offshore Advisors, L.L.C. has shared voting power over 37,140,228 shares and shared dispositive power over 37,140,228 shares; GS Capital Partners VI Offshore Fund, L.P. has shared voting power over 37,140,228 shares and shared dispositive power over 37,140,228 shares; Goldman, Sachs Management GP GmbH has shared voting power over 1,586,944 shares and shared dispositive power over 1,586,944 shares; GS Capital Partners VI Parallel, L.P. has shared voting power over 12,278,627 shares and shared dispositive power over 12,278,627 shares; GS Capital Partners VI GmbH & Co. KG has shared voting power over 1,586,944 shares and shared dispositive power over 1,586,944 shares; GSMP V Onshore US, Ltd. has shared voting power over 9,229,417 shares and shared dispositive power over 9,229,417 shares; GS Mezzanine Partners V Onshore Fund, L.P. has shared voting power over 9,229,417 shares and shared dispositive power over 9,229,417 shares; GS Mezzanine Partners V Onshore Fund, L.L.C. has shared voting power over 9,229,417 shares and shared dispositive power over 9,229,417 shares; GSMP V Institutional US, Ltd. has shared voting power over 894,753 shares and shared dispositive power over 894,753 shares; GS Mezzanine Partners V Institutional Fund, L.P. has shared voting power over 894,753 shares and shared dispositive power over 894,753 shares; GS Mezzanine Partners V Institutional Fund, L.L.C. has shared voting power over 894,753 shares and shared dispositive power over 894,753 shares; GSMP V Offshore US, Ltd. has shared voting power over 13,790,360 shares and shared dispositive power over 13,790,360 shares; GS Mezzanine Partners V Offshore Fund, L.P. has shared voting power over 13,790,360 shares and shared dispositive power over 13,790,360 shares; and GS Mezzanine Partners V Offshore Fund, L.L.C. has shared voting power over 13,790,360 shares and shared dispositive power over 13,790,360 shares.

The B-1 Stock held by the Goldman Entities and their affiliates is non-voting except for the rights of Goldman Sachs to vote on specific actions set forth in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company.

(6)	The address of Blum Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.

(7)	Based on a Schedule 13D/A filed with the SEC on January 2, 2009 on behalf of Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C., Blum Strategic GP III, L.P., Blum Strategic Partners III, L.P., Blum Strategic GP IV, L.L.C., Blum Strategic GP IV, L.P., Blum Strategic Partners IV, L.P. and Saddlepoint Partners GP, L.L.C. (the “Blum Group”). According to that filing, each of the Blum Group are deemed to beneficially own 17,661,738 shares of common stock, with shared voting power over 17,661,738 shares and shared dispositive power over 17,661,738 shares.

(8)	The address of The Guardian Life Insurance Company of America is 7 Hanover Square, H-26-E, New York, NY 10004.

(9)	Share ownership is based on a Schedule 13G/A filed with the SEC on February 10, 2009. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC each have shared voting and dispositive power over 12,244,092 shares. Additionally, RS Partners Fund has shared voting and dispositive power over 8,961,217 shares. RS Investment Management Co. LLC serves as an investment adviser to various investment company clients that no one client (other than RS Partners Fund) accounts for more than five percent of the total outstanding common stock. The Guardian Life Insurance Company of America is the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is an investment adviser and the parent company of RS Investment Management Co. LLC.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information as of March 16, 2009 concerning beneficial ownership of our common stock, stock units and B Stock that are immediately convertible into shares of common stock by each director, each of the Named Executives and all of our directors and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person.

	Amount and Nature			Stock
	of Beneficial		Percent of	Units
Name of Beneficial Owner	Ownership(1)(2)(3)		Class(3)(4)	(5)
Thomas M. Hagerty	223,352,682	(6)	73.0%	—
Jess T. Hay	48,709		*	61,495
Scott L. Jaeckel	223,352,682	(6)	73.0%	—
Seth W. Lawry	223,352,682	(6)	73.0%	—
Pamela H. Patsley	0		*	—
Ganesh B. Rao	223,352,682	(6)	73.0%	—
Othón Ruiz-Montemayor	7,900		*	68,551
Albert M. Teplin	23,200		*	42,816
Anthony P. Ryan	154,874		*	—
Philip W. Milne	115,060		*	15,671
David J. Parrin	118,136	(7)	*	—
Teresa H. Johnson	85,962		*	8,058
Daniel J. O’Malley	68,859		*	—
Mary A. Dutra	103,694		*	—
Thomas E. Haider	4,893		*	—
All Directors and Executive Officers as a Group (22) persons total)	224,290,832	(7)(8)	73.2%	196,591

*	Less than 1 percent

(1)	Includes shares of restricted stock (for which individuals have sole voting power and no investment power) and shares underlying options exercisable within 60 days of March 16, 2009, as follows: Mr. Hay: 28,700 shares subject to options; Mr. Ruiz Montemayor: 5,000 shares subject to options; Mr. Teplin: 20,000 shares subject to options; Mr. Ryan: 5,110 shares of restricted stock and 105,942 shares subject to options; Mr. Parrin: 15,110 shares of restricted stock and 81,267 shares subject to options; Ms. Johnson: 1,642 shares of restricted stock and 68,309 shares subject to options; Mr. O’Malley: 1,950 shares of restricted stock and 48,409 shares subject to options; and Ms. Dutra: 4,132 shares of restricted stock and 67,500 shares subject to options.

(2)	Includes the following shares held in the 401(k) Plan, for which participants have shared voting power and sole investment power, as follows: Mr. Ryan: 5,575 shares; Mr. Milne: 10,812 shares; Mr. Parrin: 2,182 shares; Ms. Johnson: 3,163 shares; Mr. O’Malley: 4,176 shares; Ms. Dutra: 5,060 shares; and Mr. Haider: 3,593 shares.

(3)	Includes 2,200 stock units payable in common stock that have been included in the beneficial ownership totals and the percent of ownership for Messrs. Hay, Ruiz-Montemayor and Teplin. Stock units payable in cash are not included in the beneficial ownership totals or in the percent of ownership.

(4)	Applicable percentage ownership is based on 82,540,662 shares of common stock outstanding as of March 16, 2009. With regard to Messrs. Hagerty, Jaeckel, Lawry and Rao, because they are each members of THL Advisors, applicable percentage ownership is based on 305,893,344 shares of common stock outstanding, which gives effect to the 495,000 shares of B Stock that are immediately convertible into 222,352,682 shares of common stock.

(5)	Stock units are held by directors and officers who participate in one or more of the deferred compensation plans described above under “Executive Compensation — Retirement Plans — Deferred Compensation” and “Executive Compensation — 2008 Director Compensation Table” in this proxy statement.

(6)	Because Messrs. Hagerty, Jaeckel, Lawry and Rao are each members of THL Advisors, each of them may be deemed to beneficially own the shares of common stock that may be deemed to be beneficially owned by THL Advisors. Each of Messrs. Hagerty, Jaeckel, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnotes (1) and (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of common stock that THL Advisors may be deemed to beneficially own.

(7)	In connection with the Parrin Separation, all unvested options (6,433 shares) and all shares of restricted stock (15,110 shares) were cancelled as of March 24, 2009. Mr. Parrin has three months from March 24, 2009 to exercise options which have previously vested (81,267 shares) at which time all unexercised options will expire in accordance with their terms.

(8)	Includes 35,554 shares of restricted stock, 578,487 shares underlying options exercisable within 60 days of March 16, 2009, 6,600 shares underlying stock units held by non-employee directors, 50,700 shares held in the 401(k) Plan, 495,000 shares of B Stock that are immediately convertible into 223,352,682 shares of common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2008 on a timely basis, except for one Form 4 reporting one transaction that was filed late pertaining to Mr. Ruiz Montemayor and one Form 4 reporting one transaction that was filed late pertaining to Mr. Teplin.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is currently comprised of the following non-employee directors: Messrs. Teplin (Chair), Hay and Ruiz Montemayor. All of the members of the Audit Committee are independent within the meaning of the NYSE listing standards, applicable SEC regulations and the categorical standards for independence in our Corporate Governance Guidelines. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Teplin qualifies as an “audit committee financial expert” under the rules of the SEC.
The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.
Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2008 and met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2008 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.
The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2008, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2008 Form 10-K.
Deloitte also provided to the Audit Committee its written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.
Based upon the Audit Committee’s review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2008 Form 10-K filed with the SEC.

Respectfully submitted, Albert M. Teplin (Chair) Jess T. Hay Othón Ruiz Montemayor

INFORMATION REGARDING INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The aggregate fees billed to MoneyGram for fiscal years 2008 and 2007 by Deloitte are as follows (in thousands):

	2008	2007
Audit fees(1)	$1,531	$1,844
Audit-related fees(2)	$435	$551
Tax fees	—	—
All other fees	$92	—

Total fees	$2,058	$2,395

(1)	Audit fees for 2008 and 2007 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audits of the financial statements of our subsidiaries Worldwide. and MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2008 and 2007 include professional services rendered in connection with an audit of the internal controls relating to each of the official check processing and electronic payments businesses and the Company’s general computer controls (Statement on Auditing Standard 70 service organization report), regulatory compliance filings in certain countries and audits of MoneyGram benefit plans.
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.
PROPOSAL 7: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
The Audit Committee of our Board has selected Deloitte as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2009, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. In the event this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.
Board Voting Recommendation
Holders of the B Stock, who hold approximately 80.8 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 7, thereby assuring its approval.
The Board recommends to the stockholders that they vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. The vote required to ratify the appointment is a majority of the voting power of the common stock and B Stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together as a single class.

VOTING PROCEDURES
Voting Procedures
A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. The holders of our B Stock are entitled to vote on all matters voted on by holders of our common stock, voting as a single class with the common stockholders, and the holders of B Stock have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock on the record date. There is no cumulative voting.
The presence at the annual meeting, in person or by proxy, of a majority of voting power of our common stock and B Stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock and B Stock either represented by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) will be included in the voting power considered to be present at the meeting for purposes of determining a quorum.
Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted “FOR” the approval of each of the amendments to our Amended and Restated Certificate of Incorporation, “FOR” the amendment of the 2005 incentive plan, “FOR” the election of all nominees for directors listed in this proxy statement and “FOR” the ratification of Deloitte as our independent registered public accounting firm for 2009, except with respect to the 401(k) Plan as described below.
Approval of Amendment to our Amended and Restated Certificate of Incorporation to Increase Authorized Shares of Common Stock (Proposal 1). The affirmative vote of a majority of the voting power of the common stock and B Stock, voting together as a single class, outstanding and entitled to vote is required for the approval of this proposal. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.
Approval of Amendment to our Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split at the Discretion of our Board of Directors (Proposal 2). The affirmative vote of a majority of the voting power of the common stock and B Stock, voting together as a single class, outstanding and entitled to vote is required for the approval of this proposal. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.
Approval of Amendment to our Amended and Restated Certificate of Incorporation to Provide for Proportional Voting of Directors (Proposal 3). The affirmative vote of at least 80 percent of the voting power of the common stock and B Stock, voting together as a single class, outstanding and entitled to vote is required for the approval of this proposal. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.
Approval of Amendment to our Amended and Restated Certificate of Incorporation to Declassify our Board of Directors to Provide for One-Year Terms of Office for All Directors (Proposal 4). The affirmative vote of at least 80 percent of the voting power of the common stock and B Stock, voting together as a single class, outstanding and entitled to vote is required for the approval of this proposal. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.
Approval of Amendment to MoneyGram International, Inc. 2005 Omnibus Incentive Plan to Increase the Number of Shares Available for Awards and certain other changes (Proposal 5). The affirmative vote of a majority of the voting power of the common stock and B Stock, voting together as a single class, outstanding and entitled to vote is required for the approval of this proposal, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock and B stock outstanding on the record date. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal. Affiliates of THL have provided an executed Proxy appointing Ms. Johnson as attorney and proxy to vote their shares “FOR” certain of the amendments to the 2005 incentive plan at this annual meeting of stockholders.
Election of Directors (Proposal 6). Each director nominee receiving a majority of the voting power of the common stock will be elected as a director. This means that the voting power of the common stock voted “FOR” a director nominee must exceed the voting power of the common stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm (Proposal 7). The affirmative vote of a majority of the voting power of the common stock and B Stock, voting together as a single class, outstanding and entitled to vote is required for the approval of this proposal. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposals 2, 4, 6 and 7 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1, 3 or 5 and will have the effect of a vote against those proposals.
If you are a participant in the 401(k) Plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) Plan). The Independent Fiduciary shall instruct the Trustee. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) Plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) Plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to so vote such shares differently.
Revoking Your Proxy
Proxies may be revoked if you:
•	deliver a signed, written revocation letter, dated later than the proxy, to Teresa H. Johnson, Executive Vice President, General Counsel and Secretary, at our Minneapolis address first listed at the beginning of this Proxy Statement;

•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	vote again by telephone or on the Internet prior to the meeting; or

•	attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.
Solicitation of Proxies
The cost of solicitation will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2010 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices at 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary, on or before November 30, 2009. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2010 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to the Corporate Secretary of MoneyGram at our principal executive offices at 1550 Utica Avenue South, Minneapolis, Minnesota 55416 not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 12, 2010 and no later than February 11, 2010.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2009
The proxy statement and annual report to stockholders are available at www.moneygram.com.
2008 FORM 10-K
Our 2008 Form 10-K, including financial statements for the year ended December 31, 2008, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2008 Form 10-K may do so without charge by writing to MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Investor Relations.

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

/s/ Teresa H. Johnson
TERESA H. JOHNSON
Executive Vice President, General Counsel and Secretary

Dated: April      , 2009

Appendix A

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN
As ~~Adopted May 10, 2005~~Amended February 9, 2009

TABLE OF CONTENTS

Page

SECTION 1.	PURPOSE	1

SECTION 2.	DEFINITIONS	1

SECTION 3.	ADMINISTRATION.	~~3~~4

(a)	Power and Authority of the Committee	~~3~~4
(b)	Delegation	~~4~~5
(c)	Power and Authority of the Board of Directors	~~4~~5

SECTION 4.	SHARES AVAILABLE FOR AWARDS	5

(a)	Shares Available	5
(b)	Accounting for Awards	~~5~~6
(c)	Adjustments	~~5~~6
(d)	Award Limitations Under the Plan	6

SECTION 5.	ELIGIBILITY	6

SECTION 6.	AWARDS	~~6~~7

(a)	Options	~~6~~7
(b)	Stock Appreciation Rights	7
(c)	Restricted Stock and Restricted Stock Units	~~7~~8
(d)	Dividend Equivalents	~~8~~9
(e)	Performance Awards	~~8~~9
(f)	Stock Awards	9
(g)	Other Stock-Based Awards	9
(h)	General	~~9~~10

SECTION 7.	AMENDMENT AND TERMINATION; CORRECTIONS	~~10~~11

(a)	Amendments to the Plan	~~10~~11
(b)	Amendments to Awards	~~11~~12
(c)	Correction of Defects, Omissions and Inconsistencies	~~11~~12

SECTION 8.	INCOME TAX WITHHOLDING	~~11~~12

SECTION 9.	GENERAL PROVISIONS	~~12~~13

(a)	No Rights to Awards	~~12~~13
(b)	Award Agreements	~~12~~13
(c)	No Rights of Stockholders	~~12~~13
(d)	No Limit on Other Compensation Plans or Arrangements	~~12~~13

i

(e)	No Right to Employment or Directorship	~~12~~13
(f)	Governing Law	~~12~~13
(g)	Severability	~~12~~13
(h)	No Trust or Fund Created	~~12~~14
(i)	No Fractional Shares	~~13~~14
(j)	Headings	~~13~~14

SECTION 10.	EFFECTIVE DATE OF THE PLAN	~~13~~14

SECTION 11.	TERM OF THE PLAN	~~13~~14

ii

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN
Section 1. Purpose.
          The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.
Section 2. Definitions.
          As used in the Plan, the following terms shall have the meanings set forth below:
          (a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
          (b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.
          (c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
          (d) “Board” shall mean the Board of Directors of the Company.
          (e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company.
          (f) ~~(e)~~ “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
          (g) ~~(f)~~ “Committee” shall mean the Human Resources and Nominating Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the

Code. The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.
          (h) ~~(g)~~ “Company” shall mean MoneyGram International, Inc., a Delaware corporation, or any successor corporation.
          (i) ~~(h)~~ “Director” shall mean a member of the Board.
          (j) ~~(i)~~ “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
          (k) ~~(j)~~ “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.
          (l) ~~(k)~~ “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (m) ~~(l)~~ “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the ~~average of the high and low sales prices~~ closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.
          (n) ~~(m)~~ “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
          (o) ~~(n)~~ “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
          (p) ~~(o)~~ “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
          (q) ~~(p)~~ “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.
          (r) ~~(q)~~ “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
          (s) ~~(r)~~ “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

          (t) ~~(s)~~ “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.
          (u) ~~(t)~~ “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.
          (v) ~~(u)~~ “Plan” shall mean this MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended from time to time.
          (w) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.
          (x) ~~(v)~~ “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
          (y) ~~(w)~~ “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
          (z) ~~(x)~~ “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

          (aa) ~~(y)~~ “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.
          (bb) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
          (cc) ~~(z)~~ “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
          (dd) “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.
          (ee) ~~(aa)~~ “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
          (ff) ~~(bb)~~ “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.
Section 3. Administration.
          (a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
          (b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code. In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.
          (c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.
Section 4. Shares Available for Awards.
          (a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be ~~7,500,000.~~47,000,000. Shares to be issued under the Plan will be authorized but unissued Shares, Shares that have been reacquired by the Company and designated as treasury shares or Shares held by the MoneyGram Employee Equity Trust. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan, except that, after May 10, 2015, any Shares withheld in connection with the satisfaction of tax obligations relating to Restricted Stock shall not be available for granting Awards. Prior to May 10, 2015, any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.

          (b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
          (c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.
          (d) Award Limitations Under the Plan.
               (i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than ~~500,000~~10,000,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.
               (ii) Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $5,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.
               (iii) Limitation on Awards Granted to Non-Employee Directors. Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 3% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.
               (iv) Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 7,500,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.
Section 5. Eligibility.
          Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the

Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).
Section 6. Awards
          (a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
               (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
               (ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.
               (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
          (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
          (c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
               (i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant; provided, however, that such minimum vesting period shall not apply to grants of up to 200,000 shares of Restricted Stock and Restricted Stock Units to non-employee Directors. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.
               (ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
               (iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.
          (d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.
          (e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).
          (f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.
          (g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

          (h) General.
               (i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
               (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
               (iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.
               (iv) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.
               (v) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.
               (vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.
               (vii) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.
Section 7. Amendment and Termination; Corrections.
          (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:
               (i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;
               (ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

               (iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;
               (iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;
               (v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and
               (vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.
          (b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.
          (c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8. Income Tax Withholding.
          In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.
Section 9. General Provisions.
          (a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
          (b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.
          (c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.
          (d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
          (e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.
          (f) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
          (g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

          (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
          (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
          (j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10. Effective Date of the Plan.
          The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 10, 2005 and the Plan shall be effective as of the date of such stockholder approval.
Section 11. Term of the Plan.
          The Plan shall terminate at midnight on May 10, 2015, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

MONEYGRAM INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 12, 2009 8:30 a.m. Central Time Graves 601 Hotel 601 First Avenue North Minneapolis, Minnesota 55403 MONEYGRAM INTERNATIONAL, INC. 1550 Utica Avenue South Minneapolis, Minnesota 55416 proxy This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2009. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4, 5, 6 (6A and 6B) and 7, except that if you are a participant in the MoneyGram International, Inc. 401(k) Plan, the plan’s Trustee will vote those shares in accordance with the majority of shares voted in such Plan for which instructions were received, unless the Independent Fiduciary instructs the Trustee to so vote such shares differently. By signing the proxy, you revoke all prior proxies and appoint Anthony P. Ryan and Teresa H. Johnson (the “Named Proxies”), and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. It is important that you vote, sign, date and return your proxy as soon as possible, whether or not you plan on attending the meeting. See reverse for voting instructions.

COMPANY # There are three ways to vote your Proxy VOTE BY PHONE — TOLL FREE — 1-800-690-6903 — QUICK *** EASY *** IMMEDIATE · Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on Monday, May 11, 2009. · Please have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you. Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET — www.proxyvote.com — QUICK *** EASY *** IMMEDIATE · Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on Monday, May 11, 2009. · Please have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form. Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to MoneyGram International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 If you vote by Phone or Internet, please do not mail your Proxy Card Please detach here The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4, 5, 6 (6A and 6B) and 7. 1.Amend our Amended and Restated Certificate ☐ For☐ Against ☐ Abstain of Incorporation to increase authorized shares of common stock. 2.Amend our Amended and Restated Certificate ☐ For☐ Against ☐ Abstain of Incorporation to effect a reverse stock split at the discretion of our Board of Directors. 3.Amend our Amended and Restated Certificate ☐ For☐ Against ☐ Abstain of Incorporation to provide for proportional voting of directors. 4.Amend our Amended and Restated Certificate ☐ For☐ Against ☐ Abstain of Incorporation to declassify our Board of Directors and to provide for one-year terms of office for all directors. 5.Approve amendments to the MoneyGram ☐ For ☐ Against ☐ Abstain International, Inc. 2005 Omnibus Incentive Plan.

6.Election of Directors (Record your votes with respect to both item 6A and 6B) 6A. If Proposal 4 is approved, elect nine directors to serve one-year terms 01 Thomas M. Hagerty ☐ For ☐ Against ☐ Abstain 02 Jess T. Hay ☐ For ☐ Against ☐ Abstain 03 Scott L. Jaeckel ☐ For ☐ Against ☐ Abstain 04 Seth W. Lawry ☐ For ☐ Against ☐ Abstain 05 Pamela H. Patsley ☐ For ☐ Against ☐ Abstain 06 Ganesh B. Rao ☐ For ☐ Against ☐ Abstain 07 Othón Ruiz Montemayor ☐ For ☐ Against ☐ Abstain 08 Anthony P. Ryan ☐ For ☐ Against ☐ Abstain 09 Albert M. Teplin ☐ For ☐ Against ☐ Abstain 6B. If Proposal 4 fails, elect six directors, three of whom to serve two-year terms and three of whom to serve three-year terms 01 Jess T. Hay ☐ For ☐ Against ☐ Abstain 02 Pamela H. Patsley ☐ For ☐ Against ☐ Abstain 03 Ganesh B. Rao ☐ For ☐ Against ☐ Abstain 04 Othón Ruiz Montemayor ☐ For ☐ Against ☐ Abstain 05 Anthony P. Ryan ☐ For ☐ Against ☐ Abstain 06 Albert M. Teplin ☐ For ☐ Against ☐ Abstain 7. Ratify the appointment of Deloitte & Touche LLP ☐ For ☐ Against ☐ Abstain as our independent registered public accounting firm for 2009. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3, 4, 5, 6 (6A and 6B) and 7, EXCEPT THAT IF YOU ARE A PARTICIPANT IN THE MONEYGRAM INTERNATIONAL, INC. 401(K) PLAN, THE PLAN’S TRUSTEE WILL VOTE THOSE SHARES AS TO WHICH NO DIRECTION IS GIVEN IN ACCORDANCE WITH THE MAJORITY OF SHARES VOTED IN SUCH PLAN FOR WHICH INSTRUCTIONS WERE RECEIV ED, UNLESS THE INDEPENDENT FIDUCIARY INSTRUCTS THE TRUSTEE TO SO VOTE SUCH SHARES DIFFERENTLY. Address Change? Mark Box ☐ Date Indicate changes below: Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title